UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2016

Commission File Number  001-37368

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of Registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Park Drive, Milton Park

Abingdon, Oxfordshire OX14 4RY

United Kingdom

(44) 1235 430000

(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

In January 2016, Adaptimmune Therapeutics plc (together with its consolidated subsidiaries, the “Company”) implemented its previously announced fiscal year change from a June 30 to a December 31 fiscal year and it also switched to using Securities and Exchange Commission (“SEC”) forms for a U.S. domestic issuer from using foreign private issuer forms.  As a result of these changes, since January 2016 the Company has been accounting and preparing its financial reports under U.S. generally accepted accounting principles (“US GAAP”) presented in U.S. dollars on a calendar year basis.  The Company has filed unaudited interim financial statements on Form 10-Q in respect of the three months ended March 31, 2016 with the SEC.

The Company had previously prepared its consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the International Accounting Standards Board presented in pounds sterling.  The Company has filed with the SEC audited financial statements prepared under IFRS for the year ended June 30, 2015 on its Annual Report on Form 20-F and for the six months ended December 31, 2015 on its Transition Report on Form 20-F.

The Company’s goal in implementing the changes set forth above was to align its financial reporting more closely with many of its peer group of biopharmaceutical companies who prepare their financial statements under US GAAP and present their financial results in U.S. dollars on a calendar year basis.  In order to give the Company’s investors a comparable basis with which to evaluate its historical financial results, the Company has prepared and is presenting below audited consolidated financial statements for the six months ended December 31, 2015 and the years ended June 30, 2015, 2014 and 2013 under US GAAP presented in U.S. dollars with accompanying Interactive Data Files (XBRL) together with management’s discussion and analysis of financial condition and result of operations for those periods. We have omitted financial statement schedules from the financial statements set forth below because they are either not required or where required the information is presented in our financial statements or notes thereto set forth under Item 9.01 below.

In this Current Report on Form 8-K (“Current Report”), “Adaptimmune,” the “Group,” the “Company,” “we,” “us” and “our” refer to Adaptimmune Therapeutics plc and its consolidated subsidiaries, except where the context otherwise requires. “Adaptimmune®” is a registered trademark of Adaptimmune and “SPEAR” is a trademark of Adaptimmune (registration pending).

Item 2.02              Results of Operations and Financial Condition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Information Regarding Forward-Looking Statements

This Current Report contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this Current Report are forward-looking statements.

These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important factors that could cause those differences include, but are not limited to:

•            our ability to advance our NY-ESO Specific Peptide Enhanced Affinity Receptor, or SPEARTM, T-cells to a point where GlaxoSmithKline, or GSK, exercises the option to license the product;

•            our ability to successfully advance our MAGE-A10 and alpha fetoprotein (AFP) SPEAR T-cells through clinical development and to advance our MAGE A-4 SPEAR T-cells into clinical development;

•            the success, cost and timing of our product development activities and clinical trials;

•            our ability to successfully advance our SPEAR T-cell technology platform to improve the safety and effectiveness of our existing SPEAR T-cell candidates and to submit Investigational New Drug Applications, or INDs, for new SPEAR T-cell candidates;

•            the rate and degree of market acceptance of T-cell therapy generally and of our SPEAR T-cells;

•            government regulation and approval, including, but not limited to, the expected regulatory approval timelines for T-cell receptor, or TCR, therapeutic candidates;

•            patents, including, any inability to obtain third party licenses, legal challenges thereto or enforcement of patents against us;

•            the level of pricing and reimbursement for our SPEAR T-cells, if approved for marketing;

•            general economic and business conditions or conditions affecting demand for our SPEAR T-cells in the markets in which we operate, both in the United States and internationally;

•            volatility in equity markets in general and in the biopharmaceutical sector in particular;

•            fluctuations in the price of materials and bought-in components;

•            our relationships with suppliers and other third-party providers;

•            increased competition from other companies in the biotechnology and pharmaceutical industries;

•            claims for personal injury or death arising from the use of our SPEAR T-cell candidates;

•            changes in our business strategy or development plans, and our expected level of capital expenses;

•            our ability to attract and retain qualified personnel;

•            regulatory, environmental, legislative and judicial developments including a regulatory requirement to place any clinical trials on hold or to suspend any trials;

•            a change in our status as an emerging growth company under the JOBS Act;

•            the change in our status from reporting as a foreign private issuer to reporting as a U.S. domestic company now using Securities Act and Exchange Act U.S. domestic company forms; and

•            additional factors that are not known to us at this time.

Additional factors that could cause actual results, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results to differ materially include, but are not limited to, those discussed under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended March 31, 2016 and in our other filings with the SEC. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this Current Report not to occur. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only at the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this Current Report might not occur, and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this Form 8-K (prepared under US GAAP and in U.S. dollars) and the Company’s Transition Report on Form 20-F for the six months ended December 31, 2015 and the Company’s Annual Report on Form 20-F for the year ended June 30, 2015 (both prepared under IFRS and presented in pounds sterling).

Significant events

Corporate highlights

In May 2014, the Company entered into a Collaboration and License Agreement with GSK, whereby GSK funds the development of, and has an option to obtain an exclusive license to, our NY-ESO SPEAR T-cells.  In addition, GSK has the right to nominate four additional target peptides, excluding those where the Company has already initiated development of a SPEAR T-cell candidate.  See Note 3 of the Consolidated financial statements for further information.

In September 2014, Adaptimmune Limited issued 1,758,418 Series A Preferred Shares for proceeds of $98,872,000 after the deduction of fees of $4,949,000.

In April 2015, the Company completed a corporate reorganization. Pursuant to the first stage of this reorganization, on February 23, 2015, all shareholders of Adaptimmune Limited exchanged each of the Series A Preferred Shares and ordinary shares held by them for newly issued Series A Preferred Shares and ordinary shares of Adaptimmune Therapeutics Limited on a one-for-100 basis, resulting in Adaptimmune Limited becoming a wholly-owned subsidiary of Adaptimmune Therapeutics Limited. On April 1, 2015, pursuant to the final step in the corporate reorganization, Adaptimmune Therapeutics Limited re-registered as a public limited company with the name Adaptimmune Therapeutics plc. Immediately prior to the admission to trading of the Company’s American Depositary Shares (“ADSs”) on the Nasdaq Global Select Market (“NASDAQ”), all Series A Preferred Shares of Adaptimmune Therapeutics plc converted to ordinary shares on a one-for-one basis.

In May 2015, the Company completed its IPO on NASDAQ, issuing 11,250,000 ADSs representing 67,500,000 ordinary shares for proceeds of $175,989,000, net of issuance costs of $13,387,000.

In July 2015, the Company signed a lease agreement for a new fully integrated office, laboratory and current good manufacturing practice chemistry, manufacturing and controls (cGMP CMC) manufacturing facility in Philadelphia, PA, and in September 2015 the Company signed an agreement for lease for a new research and development facility in Oxfordshire, U.K.

In November 2015, the Company entered into a Research, Collaboration and License Agreement relating to gene editing and HLA-engineering technology with Universal Cells, Inc. (“Universal Cells”). The Company paid an upfront license and start-up fee of $2.5 million to Universal Cells in November 2015.  The Company paid a milestone payment of $3.0 million in February 2016 and further milestone payments of up to $44 million are payable if certain development and product milestones are achieved. Universal Cells would also receive a profit-share payment for the first product, and royalties on sales of other products utilizing its technology.  We expensed the upfront and start-up fee to research and development.

Clinical developments

NY-ESO SPEAR T-CELLS

In November 2015, the Company announced that it had initiated a Phase 1/2 study of its NY-ESO SPEAR T-cells targeting patients with Stage IIIb or Stage IV non-small cell lung cancer (“NSCLC”).

In September 2015, the Company announced that the first patient had been dosed in its expanded Phase I/II trial of its NY-ESO SPEAR T-cells targeting synovial sarcoma.  Based on encouraging results in the first cohort of 10 patients, the trial was expanded to encompass an additional 20 patients in two further cohorts.

MAGE A-10 SPEAR T-CELLS

In July 2015, the Company announced that the U.S. Food and Drug Administration (“FDA”) had accepted the Company’s IND application for MAGE A10 SPEAR T-cells targeting locally advanced or metastatic NSCLC

In December 2015, the Company announced that it had initiated a Phase I/II study of its MAGE-A10 SPEAR T-cells targeting patients with locally advanced or metastatic NSCLC.

Alpha fetoprotein (“AFP”) SPEAR T-CELLS

In November 2015, the Company announced that its SPEAR T-cell therapy targeting AFP had received protocol approval from the National Institutes of Health (NIH) Recombinant DNA Advisory Committee (RAC).

Recent developments

Breakthrough therapy designation for NY-ESO Spear T-Cells in synovial sarcoma

In February 2016, the Company announced that it had received breakthrough therapy designation from the FDA for affinity enhanced T-cell therapy targeting NY-ESO in synovial sarcoma.

Expansion of Collaboration and License Agreement with GSK

On February 2, 2016, the Company announced that the terms of the GSK Collaboration and License Agreement had been expanded to accelerate the development of its NY-ESO SPEAR T-cells towards pivotal trials in synovial sarcoma, as well as the exploration of development of NY-ESO SPEAR T-cells in myxoid round-cell liposarcoma. The amendment to the agreement also provides the opportunity for up to eight combination studies using our NY-ESO SPEAR T-cells and increases the potential development milestones that the Company is eligible to receive.

United Kingdom Technology Strategy Board (“TSB”) Grant

The Company has requested a change in scope of the development work being performed under its grant from the TSB. As a consequence, from April 1, 2016 the Company does not expect to incur any further expenditure eligible for reimbursement from TSB and will not receive any further payments from this grant in future periods.

IND for AFP in locally advanced or metastatic hepatocellular carcinoma

On April 7, 2016 the Company announced that the FDA had accepted the Company’s IND application for its AFP SPEAR T-cells in patients with locally advanced or metastatic hepatocellular carcinoma.  This is the Company’s second unpartnered therapeutic candidate to enter clinical trials.

Presentation of Corporate and Clinical Updates at Investor and Analyst Day

On April 22, 2016, the Company hosted an Investor and Analyst meeting in New York and presented clinical and corporate updates that included progress with pipeline development and manufacturing process optimization.  The presentations included updates on the Company’s synovial sarcoma and multiple myeloma studies, as well as on progress with optimization of manufacturing processes and the construction of a dedicated manufacturing plant in Philadelphia scheduled to open in 2017.

The Company also announced:

•                  that it had adopted the name SPEAR T-cells (Specific Peptide Enhanced Affinity Receptor T-cells) to describe its proprietary technology and filed a trademark application for SPEAR.

•                  that its next target for development of a SPEAR T-cell is MAGE-A4, with the objective of achieving IND acceptance in 2017.

•                  the appointment of leading immunology, immunotherapy and oncology experts from across the United States and Europe to its newly formed scientific advisory board (“SAB”). Crystal Mackall, M.D., Professor of Pediatrics and Medicine and Associate Director of the Stanford Cancer Institute, will serve as Chair of the SAB.  The SAB will serve as a strategic resource for Adaptimmune and help to steer the Company’s development efforts in the field of immuno-oncology.

Succession plan for Company chairmanship position

On May 24, 2016, the Company announced a succession plan for the Chairmanship position that will take effect at the end of 2016. In a planned transition of responsibilities, Chairman, Dr. Jonathan Knowles, will step down from the Board on December 31, 2016. He will be succeeded as Chairman by Mr. David Mott effective from January 1, 2017. Mr. Mott has been appointed as Vice-Chairman for the duration of the transition period.

Board appointments

On May 24, 2016, the Company announced the appointment of Barbara Duncan to its Board of Directors as an independent Non-Executive Director effective from June 23, 2016. Ms. Duncan will also serve as a member of the Audit Committee.

Supply agreement with ThermoFisher Scientific, Inc. (“ThermoFisher Scientific”)

On June 21, 2016, the Company announced that it had entered into a supply agreement with ThermoFisher Scientific for the supply of the Dynabeads® CD3/CD28 technology. The Dynabeads CD3/CD28 technology is designed to isolate, activate and expand human T-cells, and is being used in the manufacturing of our affinity enhanced T-cell therapies.  The supply agreement runs until December 31, 2025. Under the supply agreement, we are required to exclusively purchase our requirements for CD3/CD28 magnetic bead product from ThermoFisher Scientific for a period of 5 years and minimum purchasing obligations apply. ThermoFisher Scientific has the right to terminate the supply agreement for material breach or insolvency.

Positive opinion by European Medicines Agency’s (EMA) Committee for Orphan Medicinal Products (COMP)

On June 20, 2016, the Company announced that the EMA’s COMP had adopted a positive opinion recommending the Company’s SPEAR T-cell therapy targeting NY-ESO for designation as an orphan medicinal product for the treatment of soft tissue sarcoma. The COMP adopts an opinion on the granting of orphan drug designation, after which the opinion is submitted to the European Commission for endorsement. Orphan drug designation provides certain regulatory and financial incentives for companies to develop and market therapies that treat a life-threatening or chronically debilitating condition affecting no more than five in 10,000 persons in the European Union, and where no satisfactory treatment is available.

United Kingdom referendum on withdrawal from the European Union

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union (commonly referred to as “Brexit”).  The withdrawal of the United Kingdom from the European Union will take effect either on the effective date of the withdrawal agreement or, in the absence of agreement, two years after the United Kingdom provides a notice of withdrawal pursuant to the EU Treaty. No announcement has been made by the U.K. government as to when it intends to deliver any notice of withdrawal. It appears likely that this withdrawal will involve a process of lengthy negotiations between the United Kingdom and European Union member states to determine the future terms of the United Kingdom’s relationship with the European Union. This could lead to a period of considerable uncertainty, particularly in relation to global financial markets which could restrict our access to capital, and on the regulatory process in Europe. It has already led to significant volatility in currency exchange rates which, if continued, could adversely affect our financial results.

Financial operations overview

Revenue

To date, we have not generated any revenue from the sale of our SPEAR T-cells. Our revenues have been solely derived from our collaboration and license agreement with GSK (the “GSK Collaboration and License Agreement”). The terms of this arrangement contain multiple milestones associated with: (i) co-development of our NY-ESO SPEAR T-cells, (ii) associated manufacturing optimization work and (iii) co-development of other TCR target programs. GSK is also obligated to pay us certain milestone fees, which are generally non-refundable and are payable upon satisfactory completion of specified research and development activities.

In February 2016, the terms of the GSK Collaboration and License Agreement were expanded by an amendment agreement that became effective on February 2, 2016 (the “Amendment Agreement”). The Amendment Agreement accelerates the development of our NY-ESO SPEAR T-cells towards pivotal trials in synovial sarcoma, as well as the exploration of development of NY-ESO SPEAR T-cells in myxoid round-cell liposarcoma. The Amendment Agreement also provides the opportunity for up to eight combination studies using our NY-ESO SPEAR T-cells. The Amendment Agreement increases the potential development milestones that the Company is eligible to receive but does not result in any additional separate standalone deliverables.

Consideration received under the GSK Collaboration and License is allocated between the separate deliverables within the arrangement and the revenue allocated to each is recognized as that revenue is earned.  Milestone payments which are non-refundable, non-creditable and contingent on achieving clinical milestones are recognized as revenues either on achievement of such milestones if the milestones are considered substantive or over the period the Company has continuing performance obligations, if the milestones are not considered substantive.

Research and Development Expenses

Research and development expenses consist principally of:

•                  salaries for research and development staff and related expenses, including benefits;

•                  costs for production of preclinical compounds and drug substances by contract manufacturers;

•                  fees and other costs paid to contract research organizations in connection with additional preclinical testing and the performance of clinical trials;

•                  costs of related facilities, materials and equipment;

•                  costs associated with obtaining and maintaining patents and other intellectual property;

•                  costs of acquired or in-licensed R&D which does not have alternative future use;

•                  amortization and depreciation of property, plant and equipment and intangible assets used to develop our SPEAR T-cells; and

•                  share-based compensation expenses.

Research and development expenditure is expensed as incurred.

Expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple Clinical Research Organizations, or CROs, that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time.

Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, we may report amounts that are too high or too low in any particular period. To date, there has been no material difference between our estimates and the amount actually incurred.

Upfront and milestone payments to third parties for in-licensed products or technology which has not yet received regulatory approval and which does not have alternative future use in R&D projects or otherwise are expensed as incurred.

Milestone payments made to third parties either on or subsequent to regulatory approval are capitalized as an intangible asset and amortized over the remaining useful life of the product.

Research and development expenditure is presented net of reimbursements from government grants and reimbursable tax credits from the UK government, when it is probable that the Company has complied with any attached conditions and will receive the reimbursement.

As a company that carries out extensive research and development activities, we benefit from the UK research and development tax credit regime for small and medium sized companies and the UK research and development expenditure credit scheme, whereby our principal research subsidiary company, Adaptimmune Limited, is able to surrender the trading losses that arise from its research and development activities for a refundable tax credit.  A large proportion of costs in relation to our pipeline research, clinical trials management and manufacturing development activities, all of which are being carried out by Adaptimmune Limited, are eligible for inclusion within these tax credit cash rebate claims.

Our research and development expenses may vary substantially from period to period based on the timing of our research and development activities, which depends upon the timing of initiation of clinical trials and the rate of enrollment of patients in clinical trials.

We may never succeed in achieving regulatory approval for any of our SPEAR T-cells. The duration, costs, and timing of clinical trials and development of our SPEAR T-cells will depend on a variety of factors, including:

•                  the scope, rate of progress, and expense of our ongoing as well as any additional clinical trials and other research and development activities;

•                  uncertainties in clinical trial enrollment rates;

•                  future clinical trial results;

•                  significant and changing government regulation; and

•                  the timing and receipt of any regulatory approvals.

A change in the outcome of any of these variables may significantly change the costs and timing associated with the development of that SPEAR T-cell. For example, if the FDA, or another regulatory authority, requires us to conduct clinical trials beyond those that we currently anticipate will be required for regulatory approval, or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

We may not be able to continue to claim certain research and development tax credits in the future as we increase our personnel and expand our business because we may no longer qualify as an SME (small or medium-sized enterprise). In order to qualify as an SME for research and development tax credits, we must continue to be a company with fewer than 500 employees and also have either an annual turnover not exceeding €100 million or a balance sheet not exceeding €86 million.

General and Administrative Expenses

Our general and administrative expenses consist principally of:

•           salaries for employees other than research and development staff, including benefits;

•           business development expenses, including travel expenses;

•           professional fees for auditors and other consulting expenses not related to research and development activities;

•           professional fees for lawyers not related to the protection and maintenance of our intellectual property;

•           cost of facilities, communication, and office expenses;

•           information technology expenses;

•           amortization and depreciation of property, plant and equipment and intangible assets not related to research and development activities; and

•           share-based compensation expenses.

Other income (expenses), net

Other income (expenses), net primarily comprises foreign exchange gains (losses). We are exposed to foreign exchange rate risk because we currently operate in the U.K. and U.S. Our revenue from our GSK Collaboration and License Agreement is denominated in pounds sterling and generated by our U.K.-based subsidiary, which has a pounds sterling functional currency. As a result, these sales are subject to translation into U.S. Dollars when we consolidate our financial statements. Our expenses are generally denominated in the currency in which our operations are located, which are the U.K. and U.S. However our U.K.-based subsidiary incurs significant research and development costs in U.S. dollars and, to a lesser extent, Euros.

Our results of operations and cash flows will be subject to fluctuations due to changes in foreign currency exchange rates, which could harm our business in the future. We seek to minimize this exposure by maintaining currency cash balances at levels appropriate to meet foreseeable expenses in U.S. dollars and pounds sterling. To date, we have not used hedging contracts to manage exchange rate exposure, although we may do so in the future.

Taxation

We are subject to corporate taxation in the United Kingdom. Our subsidiary Adaptimmune LLC is subject to corporate taxation in the United States. Our tax recognized represents the sum of the tax currently payable or recoverable. No deferred tax assets are recognized on our losses carried forward because there is currently no indication that we shall make sufficient profits to utilize these tax losses.

Unsurrendered tax losses can be carried forward to be offset against future taxable profits. After accounting for tax credits receivable, there are accumulated tax losses for carry forward in the United Kingdom amounting to $46.2 million at December 31, 2015.  These tax losses do not expire.

We may also benefit in the future from the United Kingdom’s “patent box” regime, which would allow certain profits attributable to revenues from patented products to be taxed at a rate that over time will be reduced to 10%. As we have many different patents covering our products, future upfront fees, milestone fees, product revenues, and royalties may be taxed at this favorably low tax rate.

Value-added tax, or VAT, is charged on all qualifying goods and services by VAT-registered businesses. An amount of 20% of the value of the goods or services is added to all sales invoices and is payable to the UK tax authorities. Similarly, VAT paid on purchase invoice paid by Adaptimmune Limited and Adaptimmune Therapeutics plc is reclaimable from the UK tax authorities.

Results of Operations

We have transitioned to reporting our results on a calendar year basis, and as such we are reporting herein audited results for the six-month period ended December 31, 2015 and the comparative results for the six-month period ended December 31, 2014.  The results for the six month period ended December 31, 2014, which are unaudited, have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of that consolidated financial information.

Comparison of Six Months Ended December 31, 2015 and 2014

The following table summarizes the results of our operations for the six months ended December 31, 2015 and 2014, together with the changes to those items (in thousands).

	Six Months Ended December 31,		Change
	2015	2014	Increase/ decrease
Revenue	$8,979	$4,360	$4,619	106%
Research and development	(24,244)	(8,899)	(15,345)	172%
General and administrative	(11,145)	(3,389)	(7,756)	229%
Total operating expenses	(35,389)	(12,288)	(23,101)	188%
Operating loss	(26,410)	(7, 928)	(18,482)	233%
Interest income	489	206	283	137%
Other income, net	2,866	2,222	644	29%
Total other income, net	3,355	2,428	927	38%
Loss before income taxes	(23,055)	(5,500)	(17,555)	319%
Income taxes	55	(46)	101	(220)%
Loss for the period	$(23,000)	$(5,546)	$(17,454)	315%

Revenue

Revenue increased from $4.4 million for the six months ended December 31, 2014 to $9.0 million for the six months ended December 31, 2015 due to an increase in the services performed in the period and the achievement of development deliverables.  This increase was primarily due to the recognition of revenue relating to achievement of development milestones, which is being recognized over the period in which we are delivering services under the GSK Collaboration and License Agreement, partially offset by the impact of a change in the estimate during the six months ended December 31, 2015 of the period over which the Company is delivering services under the GSK Collaboration and License Agreement.

Although it is difficult to project the timing of achieving future development deliverables, we expect revenue in the full year to December 31, 2016 to be similar to the full year ended December 31, 2015 excluding the impact of foreign exchange movements.

Research and Development Expenses

Research and development expenses increased by 172% to $24.2 million for the six months ended December 31, 2015 from $8.9 million for the six months ended December 31, 2014.

Our research and development expenses are highly dependent on the phases of our research projects and therefore fluctuate from period to period.

The increase in our research and development expenses of $15.3 million in the six months ended December 31, 2015 compared to the same period in 2014 was primarily due to:

•                  a $7.5 million increase in salaries, materials, equipment, depreciation of tangible fixed assets and other employee-related costs. The driver for these is an increase in the average number of employees engaged in research and development from 46 to 137;

•                  a $0.9 million increase in share-based compensation expenses;

•                  a $2.5 million payment to Universal Cells for in-process R&D; and

•                  a $4.4 million increase in subcontracted expenditures, including clinical trial expenses, CRO costs, and manufacturing expenses driven by increased recruitment in our clinical trials.

As of December 31, 2015, we employed an average of 26 employees responsible for development of our TCR therapeutic candidate targeting NY-ESO. The remainder of our scientific employees are engaged in developing our future pipeline. We have not historically tracked the internal headcount of each research and development project.

Our subcontracted costs for the six months ended December 31, 2015 were $8.6 million, of which $5.3 million related to our TCR therapeutic candidate targeting NY-ESO and the remaining $3.3 million related to other projects, including our MAGE-A10 and AFP TCR therapeutic candidates.

During the calendar year ending December 31, 2016, we plan to increase the number of clinical trials we are running, both in new therapies (including our MAGE-A10 and Alpha Fetoprotein, or AFP, TCR therapeutic candidates) and as part of the GSK Collaboration and License Agreement (as amended effective February 2, 2016) for our NY-ESO TCR therapeutic candidate. We expect to increase the number of staff employed in our research and development departments in order to invest in our future pipeline of TCR therapeutic candidates, develop our platform and manage clinical trials. This will significantly increase the related salaries and share-based compensation expenses, as well as require higher expenditures on facilities, materials and equipment.

General and Administrative Expenses

General and administrative expenses increased by 229% to $11.1 million for the six months ended December 31, 2015 from $3.4 million in the same period in 2014.

The increase of $7.8 million was due to:

•            $1.4 million of increased personnel costs, primarily due to the addition of key management and other professionals to support our growth;

•            $1.9 million of increased share-based payment expenses;

•            $1.1 million of increased property costs; and

•            $3.4 million of increased other corporate costs, including costs in relation to our Nasdaq listing, legal entity restructuring, consultants, additional audit costs and investor relations.

We expect that our general and administrative expenses will continue to increase, primarily due to the costs of operating as a public company, such as additional legal, accounting, and corporate governance expenses, including expenses related to compliance with the Sarbanes-Oxley Act, directors’ and officers’ insurance premiums, and investor relations.

Interest Income

Interest income increased to $0.5 million for the six months ended December 31, 2015 from $0.2 million for the six months ended December 31, 2014. Interest income has increased due an increase in cash and cash equivalents and short-term deposits.

Other Income

Other income increased by 29% to $2.9 million for the six months ended December 31, 2015 from $2.2 million for the six months ended December 31, 2014 due to a foreign exchange gains on foreign currency balances.

Income taxes

Income taxes was a $55,000 benefit for the six months ended December 31, 2015 and a $46,000 expense for the six months ended December 31, 2014.

Comparison of Years Ended June 30, 2015 and 2014

The following table summarizes the results of our operations for the years ended June 30, 2015 and 2014, together with the changes to those items (in thousands).

	Year ended June 30,		Increase/
	2015	2014	decrease
Revenue	$9,871	$825	$9,046	1096%
Research and development	(23,278)	(9,746)	(13,532)	139%
General and administrative	(11,234)	(2,600)	(8,634)	332%
Total operating expenses	(34,512)	(12,346)	(22,166)	180%
Operating loss	(24,641)	(11,521)	(13,120)	114%
Interest income	504	—	504	N/A
Other income (expense), net	2,323	(5)	2,328	NM
Total other income (expense), net	2,827	(5)	2,832	NM
Loss before income taxes	(21,814)	(11,526)	(10,288)	89%
Income taxes	(244)	(75)	(169)	225%
Loss for the period	$(22,058)	$(11,601)	$(10,457)	90%

NM = not meaningful

Revenue

Revenue increased from $0.8 million for the year ended June 30, 2014 to $9.9 million for the year ended June 30, 2015 due to a full year of recognition of revenue under the GSK Collaboration and License Agreement, which was entered into on May 30, 2014.

Research and Development Expenses

Research and development expenses increased by 139% to $23.3 million for the year ended June 30, 2015 from $9.7 million for the year ended June 30, 2014. Our research and development expenses are highly dependent on the phases of our research projects and therefore fluctuate from year to year.

The increase in our research and development expenses in the year ended June 30, 2015 from the same period in 2014 was primarily due to an increase in two key drivers of our expenses:

•                  the increase in the average number of employees engaged in research and development from an average of 27 to 63. These costs include salaries, facilities, materials, equipment, depreciation of tangible fixed assets, and expenses for share-based compensation; and

•                  an increase in subcontracted expenditures, including clinical trial expenses, CRO costs, and manufacturing expenses driven by increased recruitment in our clinical trials.

In the year ended June 30, 2015, we employed an average of 13 employees working in our clinical and development teams, primarily responsible for development of our TCR therapeutic candidates targeting NY-ESO and MAGE-A10. The remainder of our scientific employees are engaged in developing our future pipeline. We have not historically tracked the internal costs of each research and development project.

Our subcontracted costs for the year ended June 30, 2015 were $8.8 million, of which $5.0 million related to our TCR therapeutic candidate targeting NY-ESO and the remaining $3.8 million related to other projects, including our MAGE-A10 TCR therapeutic candidate.

General and Administrative Expenses

General and administrative expenses increased by 332% to $11.2 million for the year ended June 30, 2015 from $2.6 million in the same period in 2014. The increase of $8.6 million was due to:

•                  $2.7 million of increased personnel costs, primarily due to the addition of key management and other professionals to support our growth;

•                  $1.4 million of increased share-based payment expenses;

•                  $0.6 million of increased property costs; and

•                  $3.9 million of increased other corporate costs, including costs in relation to our Nasdaq listing, legal entity restructuring, consultants, additional audit costs and investor relations.

Interest Income

Interest income was $0.5 million for the year ended June 30, 2015 compared to no interest income for the year ended June 30, 2014.  Interest income consisted of bank interest on cash balances and short-term deposits and has increased due to an increase in cash balances.

Other income (expense), net

Other income (expense), net increased to income of $2.3 million for the year ended June 30, 2015 compared to an expense of $5,000 for the year ended June 30, 2014.  Other income (expense) primarily consisted of foreign exchange gains and losses on foreign currency transactions.

Income taxes

Income taxes increased 225% to $244,000 for the year ended June 30, 2015 from $75,000 in the year ended 30, June 2014. Income taxes arises on taxable income arising in the U.S. tax jurisdiction.

Comparison of Years Ended June 30, 2014 and 2013

The following table summarizes the results of our operations for the years ended June 30, 2014 and 2013, together with the changes to those items.

	Year ended June 30,		Increase/
	2014	2013	decrease
Revenue	$825	$—	$825	NM
Research and development	(9,746)	(7,495)	(2,251)	30%
General and administrative	(2,600)	(1,254)	(1,346)	107%
Total operating expenses	(12,346)	(8,749)	(3,597)	41%
Operating loss	(11,521)	(8,749)	(2,772)	32%
Other income (expense), net	(5)	9	(14)	(156)%
Loss before income taxes	(11,526)	(8,740)	(2,786)	32%
Income taxes	(75)	—	(75)	NM
Loss for the period	$(11,601)	$(8,740)	$(2,861)	33%

NM — Not meaningful

Revenue

Revenue was $0.8 million for the year ended June 30, 2014 compared to no revenue for the year ended June 30, 2013 due to recognition of revenue under the collaboration and licensing agreement with GSK, which was entered into on May 30, 2014.

Research and Development Expenses

Research and development expenses increased by 30% to $9.7 million for the year ended June 30, 2014 from $7.5 million in the same period in 2013. Our research and development expenses are highly dependent on the phases of our research projects and therefore fluctuate from year to year.

The increase in our research and development expenses in the year ended June 30, 2014 from the same period in 2013 was primarily due to an increase in two key drivers of our expenses:

•                  the increase in the number of employees engaged in research and development from an average of 17 to 27. These costs include salaries, facilities, materials, equipment, depreciation of tangible fixed assets, and expenses for share-based compensation; and

•                  an increase in subcontracted expenditures, including clinical trial expenses, CRO costs, and manufacturing expenses driven by increased recruitment in our clinical trials.

We have not historically tracked the internal costs of each research and development project since employees may be engaged in multiple projects at a time. In the year ended June 30, 2014, we employed an average of 11 employees working in our clinical and development teams, primarily responsible for development of our TCR therapeutic candidates targeting NY-ESO and MAGE-A-10. The remainder of our scientific employees are engaged in developing our future pipeline.

Our subcontracted costs for the year ended June 30, 2014 were $5.0 million, which were substantially all related to our TCR therapeutic candidate targeting NY-ESO.

General and Administrative Expenses

General and administrative expenses increased by 107% to $2.6 million for the year ended June 30, 2014 from $1.3 million in the same period in 2013. This was primarily due to the addition of key management and other professionals, and related costs to support our growth.

Income taxes

Income taxes expense was $75,000 for the year ended June 30, 2014 compared to $nil in the same period in 2013. Income taxes primarily relate to taxable income in U.S. tax jurisdictions because the Company has significant net operating loss carryforwards in the UK.  In the year ended June 30, 2013, the Company had U.S. net operating loss carryforwards which offset any taxable income.   The Company had no U.S. net operating loss carryforwards at June 30, 2014.

Liquidity and Capital Resources

Sources of Funds

Since our inception, we have incurred significant net losses and negative cash flows from operations. We financed our operations primarily through an initial public offering, placements of equity securities, cash receipts under our GSK Collaboration and License Agreement, government grants and research and development tax credits. From inception through to June 30, 2016, we have raised:

•                  $307.3 million, net of issue costs, through the issuance of shares, of which $98.9 million was raised through the issuance of Preferred Shares in September 2014 and $176.0 million was raised through our initial public offering in May 2015;

•                  $63.7 million upfront fees and milestones under our GSK Collaboration and License Agreement;

•                  $2.4 million of income in the form of government grants from the United Kingdom; and

•                  $5.1 million in the form of reimbursable research and development tax and expenditure credits.

The Company uses a non-GAAP measure, Total Liquidity Position, which is defined as Cash and cash equivalents plus Short-term deposits to evaluate the funds available to the Company in the near-term. A description of Total Liquidity Position and reconciliation to the most directly comparable US GAAP measure are provided below under “Non-GAAP measures”.

As of December 31, 2015, we had cash and cash equivalents of $194.3 million, in addition to short-term deposits of $54.6 million.  Our Total Liquidity Position as of December 31, 2015 was $248.9 million. We believe that our Total Liquidity Position as of December 31, 2015 will be sufficient to fund our operations, including currently anticipated research and development activities and planned capital spending for at least the next twelve months.

Cash Flows

The following table summarizes the results of our cash flows for the six months ended December 31, 2015 and 2014 and the years ended June 30, 2015, 2014 and 2013 (in thousands).

	Six months ended December 31,		Year ended June 30,
	2015	2014	2015	2014	2013
Net cash (used in)/provided by operating activities	(18,062)	(16,123)	(29,666)	36,835	(10,674)
Net cash used in investing activities	(14,504)	(27,248)	(58,837)	(1,366)	(167)
Net cash provided by financing activities	—	98,872	274,861	14,714	7,889
Cash and cash equivalents	194,263	101,664	229,046	51,179	—

Operating Activities

Six months ended December 31, 2015 compared to December 31, 2014

Net cash used in operating activities increased by $2.0 million to $18.1 million for the six months ended December 31, 2015 from $16.1 million for the six months ended December 31, 2014. Net cash used in operating activities is significantly impacted by the timing of milestone payments received from GSK under the GSK Collaboration and License Agreement. In the six months ended December 31, 2015, we received $10.7 million of milestone payments from GSK compared to $7.2 million in the six months ended December 31, 2014 and in the six months ended December 31, 2014, we made a VAT payment of $8.4 million relating to a GSK milestone payment received in June 2014. After taking into account the GSK milestone payments, the remaining increase in cash used in operations of $13.9 million was primarily the result of an increase in research and development costs due to the ongoing advancement of our preclinical programs and clinical trials and an increase in general and administrative expenses.

Year ended June 30, 2015 compared to June 30, 2014

Operating cash flows operating activities decreased by $66.5 million to net cash used in operating activities of $29.7 million for the year ended June 30, 2015 from net cash provided by operating activities of $36.8 million for the year ended June 30, 2014. In the year ended June 30, 2015, the Company received $10.7 million of milestone payments from GSK and paid $8.4 million of VAT associated with the milestone payments received in the prior period compared to receiving $42.1 million of milestone payments and $8.4 million of associated VAT in the year ended June 30, 2014. After taking into account the GSK milestone payments, the remaining increase in cash used in operations of $18.3 million was primarily driven by an increase in research and development costs due to the ongoing advancement of our preclinical programs and clinical trials and an increase in general and administrative expenses.

Year ended June 30, 2014 compared to June 30, 2013

Operating cash flows increased by $47.5 million to net cash provided operating activities of $36.8 million for the year ended June 30, 2014 from net cash used in operating activities of $10.7 million for the year ended June 30, 2013. Operating cash flows in the year ended June 30, 2014 were significantly impacted by the receipt of an upfront milestone payment of $42.1 million from GSK and $8.4 million of associated VAT upon entering into the GSK Collaboration and License Agreement in June 2014. After taking into account the GSK milestone payments, the remaining increase in cash used in operations of $3.0 million was primarily driven by an increase in research and development costs due to the ongoing advancement of our preclinical programs and clinical trials and an increase in general and administrative expenses.

Components of cash flows from operating activities

Net cash used in operating activities of $18.1 million for the six months ended December 31, 2015 comprised a net loss of $23.0 million offset by noncash items of $1.9 million and a net cash inflow of $3.0 million from changes in operating assets and liabilities. The noncash items consisted primarily depreciation expense on plant and equipment of $1.2 million and equity-settled share-based compensation expense of $3.6 million, partially offset by unrealized foreign exchange gains of $2.9 million.

Net cash used in operating activities of $29.7 million for the year ended June 30, 2015 comprises net loss of $22.1 million and a net cash outflow of $15.4 million from changes in operating assets and liabilities, partially offset by noncash items of $7.8 million. The noncash items consisted primarily of depreciation expense on plant and equipment of $0.7 million and equity-settled share-based compensation expense of $7.1 million.

Net cash provided by operating activities of $36.8 million for the year ended June 30, 2014 comprised a net loss of $11.6 million offset by noncash items of $0.5 million and a net cash inflow of $47.9 million from changes in operating assets and liabilities. The noncash items consisted primarily of depreciation expense on plant and equipment of $0.2 million and equity-settled share-based compensation expense of $0.3 million.

Net cash used in operating activities of $10.7 million for the year ended June, 30, 2013 comprised a net loss of $8.7 million and  a net cash outflow of $2.2 million from changes in operating assets and liabilities, partially offset by noncash items of $0.2. The noncash items consisted primarily of equity-settled share-based compensation expense.

Investing Activities

Net cash used in investing activities was $14.5 million, $58.8 million, $1.4 million and $0.2 million for the six months ended December 31, 2015 and the years ended June 30, 2015, 2014 and 2013, respectively. These amounts included purchases of property and equipment of $9.6 million, $5.1 million, $1.4 million and $0.2 million for the six months ended December 31, 2015 and the years ended June 30, 2015, 2014 and 2013 and acquisition of intangibles of $0.2 million for the six months ended December 31, 2015. The purchases of property, plant and equipment for the six months ended December 31, 2015 related predominantly to the expansion of our laboratory facilities in the United Kingdom. The net cash used in investing activities in the six months ended December 31, 2015 also included $4.7 million of restricted cash associated with letters of credit for lease agreements. The net cash used in investing activities in the six months ended December 31, 2015 and the year ended June 30, 2015 also included the investment of $16.6 million and $53.9 million in short-term cash deposits with maturities greater than three months but less than 12 months offset by cash inflows from maturity of short-term deposits of $16.6 million in the six months ended December 31, 2015.

Financing Activities

Net cash from financing activities was $274.9 million, $14.7 million and $7.9 million for the years ended June 30, 2015, 2014 and 2013, respectively.  There were no cash flows from financing activities in the six months ended December 31, 2015.

Net cash from financing activities for the year ended June 30, 2015 consisted of proceeds from issuing Series A Preferred Shares of $98.9 million, net of issuance costs of $4.9 million, and proceeds from issuing 67,500,000 ordinary shares of $176.0 million, after the deduction of fees of $13.4 million.  The Preferred Shares were automatically converted to ordinary shares on a 1:1 basis immediately prior to the admission to trading of our ADSs on NASDAQ.

Net cash from financing activities for the year ended June 30, 2014 consisted of proceeds of $15.8 million from issuing ordinary shares and cash received upon exercise of share options of $0.2 million offset by a repayment of an overdraft facility of $1.3 million.

Net cash from financing activities for the year ended June 30, 2013 consisted of proceeds of $6.6 million from issuing ordinary shares and draw down of an overdraft facility of $1.3 million.

Total Liquidity Position (a non-GAAP financial measure)

Total Liquidity Position (a non-GAAP financial measure) is defined as Cash and cash equivalents plus Short-term deposits. Each of these components appears in the Consolidated Statements of Financial Position. The US GAAP financial measures most directly comparable to Total Liquidity Position are Cash and cash equivalents and Short-term deposits as reported in the Consolidated Financial Statements and summarized below (in thousands).

	December 31, 2015	June 30, 2015
Cash and cash equivalents	$194,263	$229,046
Short-term deposits	54,620	55,292
Total Liquidity Position	$248,883	$284,338

The Company believes that the presentation of Total Liquidity Position provides useful information to investors because management reviews Total Liquidity Position as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC other than operating leases as described in Note 8 of the financial statements.

Contractual Obligations

The following table summarizes our contractual commitments and obligations as of December 31, 2015 (in thousands).

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating lease obligations(1)	$38,577	$1,596	$5,870	$8,148	$22,963
Purchase obligations(2)	45,511	36,410	7,430	1,671	—
Total contractual cash obligations	$84,088	$38,006	$13,300	$9,819	$22,963

(1)             As of December 31, 2015, operating lease obligations consisted of minimum lease payments under non-cancellable leases for laboratory and office property in Oxfordshire, UK and Philadelphia, U.S.

(2)             Purchase obligations include signed orders for capital equipment, clinical trial expenses and contract manufacturing, which have been committed but not yet received and costs relating to the expansion of our laboratory and office space in Oxfordshire, UK and Philadelphia, U.S.  The timing of the payments for clinical trial expenses and contract manufacturing may vary depending on the rate of progress of development and clinical trial enrollment rates.

On November 25, 2015, the Company entered into a Research Collaboration and License Agreement relating to gene editing and HLA-engineering technology with Universal Cells. The Company paid an upfront license fee of $2.5 million to Universal Cells. A milestone payment of $3.0 million was made in February 2016 and the Company will make further payments of up to $44 million if certain development and product milestones are achieved. Universal Cells would also receive a profit-share payment for the first product, and royalties on sales of other products utilizing its technology. These payments are not reflected in the table above because the timing of the payments is uncertain.

In 2012 we entered into a series of license and sub-license agreements with Life Technologies Corporation, part of ThermoFisher Scientific that provide the Company with a field-based exclusive license under certain intellectual property rights owned or controlled by ThermoFisher Scientific.  The Company paid upfront license fees of $1.0 million relating to the license and sublicense agreements and has an obligation to pay minimum annual royalties (in the tens of thousands of U.S. dollars prior to licensed product approval and thereafter at a level of 50% of running royalties in the previous year), milestone payments and a low single-digit running royalty payable on the net selling price of each licensed product. The upfront payment made in 2012 was expensed to research and development when incurred. Subsequent milestone payments will be recognized as an intangible asset due to the technology now having alternative future use in research and development projects.  The minimum annual royalties have been expensed as incurred.

On June 16, 2016 we entered into a supply agreement with ThermoFisher Scientific for the supply of the Dynabeads® CD3/CD28 technology. The Dynabeads CD3/CD28 technology is designed to isolate, activate and expand human T-cells, and is being used in the manufacturing of our affinity enhanced T-cell therapies.  The supply agreement runs until December 31, 2025. Under the supply agreement we are required to exclusively purchase our requirements for CD3/CD28 magnetic bead product from ThermoFisher for a period of 5 years and minimum purchasing obligations apply. ThermoFisher has the right to terminate the supply agreement for material breach or insolvency.

Critical accounting policies and significant judgments and estimates

We have prepared our consolidated financial statements in accordance with US GAAP. Our preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, expenses and related disclosures at the date of the consolidated financial statements, as well as revenue and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included in this Current Report on Form 8-K, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Revenue is recognized when earned and realized or realizable, which is generally when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectability is reasonably assured. Where applicable, all revenues are stated net of value added and similar taxes.

The Company’s revenue currently arises from the GSK Collaboration and License Agreement entered into in June 2014 and amended in February 2016, which requires the Company to provide multiple deliverables to the customer. The Company recognizes revenue for arrangements with multiple deliverables by identifying the separable deliverables within the arrangement, whereby a deliverable is considered separable if it has value to the customer on a standalone basis.  The noncontingent arrangement consideration is allocated between the separate deliverables using the relative selling price.  The relative selling price is determined using vendor-specific objective evidence Collaboration and License Agreement (VSOE), if available, third party evidence if VSOE is not available, or a best estimate of the standalone selling price if neither VSOE nor third party evidence is available.  The best estimate of the selling price is estimated after considering all reasonably available information, including market data and conditions, entity-specific factors such as the cost structure of the deliverable, internal profit and pricing objectives and the stage of development. Revenue allocated to each deliverable is recognized as that deliverable is delivered.

Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s consolidated balance sheet. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date (or within the operating cycle of three years at June 30, 2014) are classified as deferred revenue in current liabilities. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date (or within the operating cycle of three years at June 30, 2014) are classified as deferred revenue, less current portion.

Milestone payments which are non-refundable, non-creditable and contingent on achieving clinical milestones are recognized as revenues either on achievement of such milestones if the milestones are considered substantive or over the period the Company has continuing performance obligations, if the milestones are not considered substantive. When determining if a milestone is substantive, the Company considers the following factors:

•                      The degree of certainty in achieving the milestone

•                      The frequency of milestone payments

•                      The Company’s efforts, which result in achievement of the milestone

•                      The amount of the milestone payment relative to the other deliverables and payment terms, and

•                      Whether the milestone payment is related to future performance or deliverables.

When a performance obligation is being delivered over time, the revenue is recognized over the performance period.  The upfront and development milestones received from GSK are recognized over the estimated duration of the Collaboration and License Agreement.  The estimated duration of the Collaboration and License Agreement may vary significantly over time.  If circumstances arise that change the estimate, this may result in increases or decreases in estimated revenues for the period, which are reflected in the period in which the circumstances that give rise to the change in estimate become known to management.

We regularly review and monitor the performance of the GSK Collaboration and License Agreement to determine the period over which to recognize revenue. In previous periods there has been no material difference from our estimates to the amount of revenue that can be reliably recognized. In the six months ended December 31, 2015, we revised our estimate of the period over which services will be performed. This change did not have a significant impact on revenue recognition.

Research and Development Expenditures, Including Clinical Trial Expenses

Expenses related to clinical trials are recognized as services are received. Nonrefundable advance payments for services are deferred and recognized in the Consolidated statement of operations as the services are rendered.  This determination is based on an estimate of the services received and there may be instances when the payments to vendors exceed the level of services provided resulting in a prepayment of the clinical expense. If the actual timing of the performance of services varies from our estimate, the accrual or prepaid expense is adjusted accordingly.

As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. We may confirm the accuracy of our estimates with the applicable service providers and make adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to: CROs in connection with clinical trials; operators of investigative sites in connection with clinical trials; vendors in connection with preclinical development activities; and vendors related to product manufacturing, development and distribution of clinical supplies.

We base our expenses related to clinical trials on our estimates of the services received and efforts expended pursuant to contracts with multiple CROs that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the clinical expense. Payments under some of these contracts depend on factors such as the successful enrollment of subjects and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid amount accordingly.

Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, we may report amounts that are too high or too low in any particular period. To date, there has been no material difference between our estimates and the amount actually incurred.

R&D Tax Credits and Expenditure Credits

Research and development expenditure is presented net of reimbursements from reimbursable tax and expenditure credits from the U.K. government.  As a company that carries out extensive research and development activities, we benefit from the U.K. research and development tax credit regime for small and medium sized companies, whereby our principal research subsidiary company, Adaptimmune Limited, is able to surrender the trading losses that arise from its research and development activities for a payable tax credit of up to 33.4% of eligible research and development expenditures. Qualifying expenditures largely comprise employment costs for research staff, consumables and certain internal overhead costs incurred as part of research projects for which we do not receive income. Subcontracted research expenditures are eligible for a cash rebate of up to 21.7%. A large proportion of costs in relation to our pipeline research, clinical trials management and manufacturing development activities, all of which are being carried out by Adaptimmune Limited, are eligible for inclusion within these tax credit cash rebate claims.

Reimbursable tax and expenditure credits are recognized when it is probable that the Company has complied with any attached conditions and will receive the reimbursement.  Management is required to develop estimates at each reporting date on the amount of the reimbursable tax and expenditure credits, which includes an estimate of qualifying expenditure.  The tax and expenditure credits are claimed from Her Majesty’s Revenue and Customs (“HMRC”) as part of the annual U.K. tax return.  Although, we do not expect our estimates to be materially different from amounts claimed and subsequently reimbursed by HMRC, if our estimates of the qualifying expenditure differ from the amount claimed, we may report amounts that are too high or too low in any particular period. To date, there has been no material difference between our estimates and the amount actually reimbursed.

Income Taxes

Income taxes for the period comprise current and deferred tax.  Income tax is recognized in the Consolidated statement of operations except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable or receivable on the taxable income or loss for the period using tax rates enacted at the balance sheet date.

Deferred tax is accounted for using the asset and liability method that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities at the applicable tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income, reversing taxable temporary differences and available tax planning strategies that could be implemented to realize the deferred tax assets.

At December 31, 2015 we have recognized net deferred tax assets of $9.4 million and a valuation allowance of $9.4 million because it is more likely than not that the deferred tax asset will not be realized based on available evidence.

Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized.  We recognize potential accrued interest and penalties related to unrecognized tax benefits within the Consolidated statement of operations as income tax expense.

In interim periods, the tax or benefit related to ordinary income (or loss) is computed at an estimated annual effective tax rate and the tax (or benefit) related to all other items is individually computed and recognized when the items occur.

Share-based Compensation

The Company awards certain employees and nonemployees options over the ordinary shares of the parent company.  The cost of share-based awards issued to employees are measured at the grant-date fair value of the award and recognized as an expense over the requisite service period, for those awards that are ultimately expected to vest.  The fair value of the options is determined using the Black-Scholes option-pricing model.  Share options with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.

The Company has awarded share options to nonemployees for consultancy services.  These share options are measured at the fair value of the goods/services received or the fair value of the equity instrument issued, whichever is more reliably measured, at the then-current fair values at each reporting date until the share options have vested and recognized as an expense over the requisite service period.

Valuation of Share Options

The Black-Scholes option pricing model requires the input of subjective assumptions, including assumptions about share price volatility, the expected life of share-based compensation awards, the risk free rate and the underlying share valuation.

Share price volatility

Based on our analysis of similar companies, we have concluded that a volatility of 60% was appropriate for the valuation of our share options and have applied this consistently for all grants through December 31, 2015.

Expected life

We use a five-year expected life in valuing our share options beginning with the option grant date. The expected life we use in the calculation of share-based compensation is the time from the grant date to the expected exercise date. The life of the options depends on the option expiration date, volatility of the underlying shares and vesting features.

Risk free rate

We have applied the appropriate risk-free rate, using the Bank of England’s estimates of gilt yield curve as of the respective share option grant dates.

Valuation of underlying shares

The Black-Scholes model requires an assumption of the underlying share price at the date that options are granted, which may be different from the option exercise price. Prior to our initial public offering, or IPO, the valuation of our ordinary shares required a number of judgments and assumptions.

In valuing options granted prior to our IPO, we have considered the relevant guidance set forth in the American Institute of Certified Public Accountants’ Practice Aid: “Valuation of Privately-Held Company Equity Securities Issued as Compensation”. After considering the market approach, the income approach and the asset-based approach, we utilized the market approach to determine the estimated fair value of our ordinary shares based on our view that this approach was most appropriate for a clinical stage biopharmaceutical company at that point in our business. To assess the valuation using the market approach we considered the likelihood of completing an IPO, recent transactions we entered into with investors around that time and the reports of an independent third party valuation firm.

On March 31, 2014, we issued 31,028,500 ordinary shares at a price of £0.14 per ordinary share to existing and new investors. These purchasers were aware of the possibility of a partnership with a large pharmaceutical company as well as other potential funding sources. At the time, there were no plans for an IPO and the majority of our shareholders did not subscribe to this offering. We subsequently issued share options on March 31, April 14, April 15, April 17 and April 30, 2014 with an exercise price of £0.112 per share. The underlying share price for each of these option grants for the purposes of the Black-Scholes valuation was £0.14 per ordinary share, the same price of the shares purchased by investors on March 31, 2014. As part of the valuation analysis, our Board of Directors determined that there were no significant internal or external value generating events between March 31 and April 30, 2014 that would have materially altered the underlying share price.

On June 2, 2014, we announced our collaboration and license agreement with GSK and on September 23, 2014, we issued 1,758,418 Series A preferred shares at a price of £0.3557 per preferred share to new investors. These shares were convertible to ordinary shares at a rate of one-for-one upon a qualified IPO if it occurred within twelve months of issuance of the Series A preferred shares. On December 19 and December 31, 2014, we issued share options based on an underlying share price of £0.3557 per share. Following the issuance of these options, we received and considered a valuation prepared by an independent third-party valuation firm using the Market Approach for enterprise valuation, which incorporated the Probability Weighted Expected Return Method, or PWERM, and determined that £0.39 per share was the appropriate price to be used in the Black-Scholes Option Pricing Model, or OPM.

In March 2015, we granted options with an exercise price of £0.50 per ordinary share based on a contemporaneous independent valuation analysis of our ordinary shares as of March 2, 2015 of £0.50 per share. At that point in time, we had not yet received guidance from the IPO underwriting team on a proposed preliminary price range for the IPO and the related valuation. On April 2, 2015, we held preliminary discussions of our IPO price with our underwriters and therefore we reassessed our original contemporaneous March 2, 2015 valuation of £0.50 for our ordinary shares considering this new information. For purposes of this reassessment, we revised our valuation of the share price by revisiting the PWERM methodology with the hindsight of the expected company valuation in the event of a successful IPO. With no significant internal or external value-generating events occurring between December 19, 2014 and April 2, 2015, we adopted a straight line approach to the increase in value over this period in determining an underlying share price of £0.86 per ordinary share for the March options.

Since May 2015, there is a publicly observable ADS and related share price. Those options issued on May 11, 2015 were based on the IPO price of $17 per ADS, which is equivalent to £1.82 per ordinary share. No further options were granted during the period.

The following table summarizes by grant date the number of ordinary shares subject to options granted from March 2014 through May 2015, the per share exercise price of the award, the fair value of our ordinary shares on each grant date, and the per share estimated fair values of the awards:

Date of Issuance	Type of Award	Number of Shares	Exercise Price of Award per Share	Fair Value of each Ordinary Share at the Grant Date(1)	Per Share Estimated Fair Value of Awards(2)
March 2014	Option	5,627,700	£0.112	£0.14	£0.08
December 2014	Option	10,710,000	£0.3557	£0.39	£0.21
March 2015	Option	9,183,962	£0.50	£0.86	£0.55
May 2015	Option	1,885,615	£1.82	£1.82	£0.94

(1)                      The fair value of each ordinary share at the grant date represents the estimated value of each ordinary share after taking into account our most recently available valuations of our ordinary shares as well as additional information available to our Board. From May 11, 2015 the fair value reflects the publicly observable price.

(2)                      The per share estimated fair value of awards reflects the weighted average fair value of options as estimated at the date of the applicable grant using the Black-Scholes OPM.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

The financial statements are filed as part of this Report on Form 8-K beginning on page 25.

(d)  Exhibits.  The following exhibits are furnished as part of this Report on Form 8-K:

Exhibit No.	Description of Exhibit

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Adaptimmune Therapeutics PLC:

We have audited the accompanying consolidated balance sheets of Adaptimmune Therapeutics PLC and subsidiary (the Company) as of December 31, 2015, June 30, 2015 and June 30, 2014, and the related consolidated statements of operations, comprehensive loss and changes in equity, and consolidated cash flow statements for the six month period ended December 31, 2015 and each of the years in the three year period ended June 30, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adaptimmune Therapeutics PLC and subsidiary as of December 31, 2015, June 30, 2015 and June 30, 2014 and the results of their operations and their cash flows for the six month period ended December 31, 2015 and each of the years in the three year period ended June 30, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Reading, United Kingdom

July 8, 2016

ADAPTIMMUNE THERAPEUTICS PLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2015	June 30, 2015	June 30, 2014
Assets
Current assets
Cash and cash equivalents	$194,263	$229,046	$51,179
Short-term deposits	54,620	55,292	—
Accounts receivable, net of allowance for doubtful accounts of $-, $- and $- (including amounts due from related parties of $2,000, $3,000 and $11,000)	744	4	138
Other current assets and prepaid expenses (including current portion of clinical materials)	13,420	10,740	2,990
Total current assets	263,047	295,082	54,307

Restricted cash	4,508	—	—
Clinical materials	4,736	—	—
Property, plant and equipment, net	13,225	5,393	1,428
Intangibles, net	305	178	—

Total assets	$285,821	$300,653	$55,735

Liabilities and Stockholders’ equity
Current liabilities
Accounts payable (including amounts due to related parties of $-, $143,000 and $194,000)	$7,884	$1,982	$1,010
Accrued expenses and other accrued liabilities (including amounts due to related parties of $288,000, $2,000 and $-)	7,518	3,877	9,978
Deferred revenue	12,487	20,906	41,790
Total current liabilities	27,889	26,765	52,778

Deferred revenue, less current portion	22,939	14,885	—

Total liabilities	50,828	41,650	52,778

Contingencies and commitments — Note 8

Equity
Common stock - Ordinary shares par value £0.001, 574,711,900 authorized and 424,711,900 issued and outstanding (June 30, 2015: 574,711,900 authorized and 424,711,900 issued and outstanding, June 30, 2014: 211,139,700 authorized and 181,370,100 issued and outstanding)	682	682	291
Additional paid in capital	332,363	328,795	32,512
Accumulated other comprehensive (loss) income	(8,139)	(3,561)	274
Accumulated deficit	(89,913)	(66,913)	(30,120)
Total equity	234,993	259,003	2,957

Total liabilities and stockholders’ equity	$285,821	$300,653	$55,735

See accompanying notes to consolidated financial statements.

ADAPTIMMUNE THERAPEUTICS PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Six months ended December 31, 2015	Year ended June 30, 2015	Year ended June 30, 2014	Year ended June 30, 2013

Revenue	$8,979	$9,871	$825	$—
Operating expenses
Research and development	(24,244)	(23,278)	(9,746)	(7,495)
General and administrative	(11,145)	(11,234)	(2,600)	(1,254)
Total operating expenses (including purchases from related parties, net of reimbursements, of $1,609,000, $2,443,000, $2,018,000 and $1,856,000)	(35,389)	(34,512)	(12,346)	(8,749)
Operating loss	(26,410)	(24,641)	(11,521)	(8,749)
Interest income	489	504	—	—
Other income (expense), net	2,866	2,323	(5)	9
Total other income (expense), net	3,355	2,827	(5)	9
Loss before income taxes	(23,055)	(21,814)	(11,526)	(8,740)
Income taxes	55	(244)	(75)	—
Net loss	(23,000)	(22,058)	(11,601)	(8,740)

Deemed dividend on convertible preferred shares	—	(14,735)	—	—
Net loss available to ordinary shareholders	$(23,000)	$(36,793)	$(11,601)	$(8,740)

Net loss per ordinary share basic and diluted (Note 2)	$(0.05)	$(0.17)	$(0.08)	$(0.34)

Weighted average shares outstanding, basic and diluted	424,711,900	214,704,593	148,335,529	25,893,846

See accompanying notes to consolidated financial statements.

ADAPTIMMUNE THERAPEUTICS PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Six months ended December 31, 2015	Year ended June 30, 2015	Year ended June 30, 2014	Year ended June 30, 2013

Net loss	$(23,000)	$(22,058)	$(11,601)	$(8,740)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments, net of tax of $-, $-, $- and $-	(4,578)	(3,835)	377	(68)

Total comprehensive loss for the period	$(27,578)	$(25,893)	$(11,224)	$(8,808)

See accompanying notes to consolidated financial statements.

ADAPTIMMUNE THERAPEUTICS PLC

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands, except share data)

	Common stock	Common stock	Additional paid in capital	Accumulated other comprehensive loss	Accumulated deficit	Total Stockholders’ equity

Balance at July 1, 2012	80,145,500	$129	$9,561	$(35)	$(9,779)	$(124)
Issuance of common stock	29,638,000	48	6,551	—	—	6,599
Other comprehensive loss, net of tax	—	—	—	(68)	—	(68)
Net loss	—	—	—	—	(8,740)	(8,740)
Share-based compensation expense	—	—	178	—	—	178
Balance at June 30, 2013	109,783,500	$177	$16,290	$(103)	$(18,519)	$(2,155)

	Common stock	Common stock	Additional paid in capital	Accumulated other comprehensive (loss) income	Accumulated deficit	Total Stockholders’ equity

Balance at July 1, 2013	109,783,500	$177	$16,290	$(103)	$(18,519)	$(2,155)
Issuance of common stock	70,208,600	112	15,700	—	—	15,812
Issuance of common stock upon exercise of share options	1,378,000	2	190	—	—	192
Other comprehensive income, net of tax	—	—	—	377	—	377
Net loss	—	—	—	—	(11,601)	(11,601)
Share-based compensation expense	—	—	332	—	—	332
Balance at June 30, 2014	181,370,100	$291	$32,512	$274	$(30,120)	$2,957

	Common stock	Common stock	Preferred Shares	Additional paid in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total Stockholders’ equity

Balance at July 1, 2014	181,370,100	$291	$—	$32,512	$274	$(30,120)	$2,957
Issuance of preferred shares	—	—	98,872	—	—	—	98,872
Beneficial conversion feature	—	—	(102,126)	102,126	—	—	—
Issuance of common stock upon initial public offering, net of issuance costs	67,500,000	104	—	175,885	—	—	175,989
Issuance of common stock upon conversion of preferred shares	175,841,800	287	(11,481)	11,194	—	—	—
Deemed dividends on preferred shares	—	—	14,735	—	—	(14,735)	—
Other comprehensive loss, net of tax	—	—	—	—	(3,835)	—	(3,835)
Net loss	—	—	—	—	—	(22,058)	(22,058)
Share-based compensation expense	—	—	—	7,078	—	—	7,078
Balance at June 30, 2015	424,711,900	$682	$—	$328,795	$(3,561)	$(66,913)	$259,003

	Common stock	Common stock	Additional paid in capital	Accumulated other comprehensive loss	Accumulated deficit	Total Stockholders’ equity

Balance at July 1, 2015	424,711,900	$682	$328,795	$(3,561)	$(66,913)	$259,003
Other comprehensive loss, net of tax	—	—	—	(4,578)	—	(4,578)
Net loss	—	—	—	—	(23,000)	(23,000)
Share-based compensation expense	—	—	3,568	—	—	3,568
Balance at December 31, 2015	424,711,900	$682	$332,363	$(8,139)	$(89,913)	$234,993

See accompanying notes to consolidated financial statements.

ADAPTIMMUNE THERAPEUTICS PLC

CONSOLIDATED CASH FLOW STATEMENTS

(in thousands)

	Six months ended December 31, 2015	Year ended June 30, 2015	Year ended June 30, 2014	Year ended June 30, 2013
Cash flows from operating activities
Net loss	$(23,000)	$(22,058)	$(11,601)	$(8,740)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	1,176	705	240	47
Amortization	69	30	—	—
Share-based compensation expense	3,568	7,078	332	178
Unrealized foreign exchange (gains)/losses	(2,867)	13	—	—
Changes in operating assets and liabilities:
Increase in receivables and other operating assets	(4,243)	(7,812)	(1,481)	(299)
Increase in non-current operating assets	(4,736)	—	—	—
Increase (decrease) in payables and deferred revenue	11,971	(7,622)	49,345	(1,860)
Net cash (used in) provided by operating activities	(18,062)	(29,666)	36,835	(10,674)

Cash flows from investing activities
Acquisition of property, plant and equipment	(9,628)	(5,080)	(1,366)	(167)
Acquisition of intangibles	(210)	—	—	—
Proceeds from sale of property, plant and equipment	—	122	—	—
Movements in restricted cash	(4,666)	—	—	—
Maturity of short-term deposits	16,645	—	—	—
Investment in short-term deposits	(16,645)	(53,879)	—	—
Net cash used in investing activities	(14,504)	(58,837)	(1,366)	(167)

Cash flows from financing activities
Proceeds from issuance of preferred shares, net of issuance costs of $4,949,000	—	98,872	—	—
Proceeds from issuance of common stock upon initial public offering, net of issuance costs of $13,387,000	—	175,989	—	—
Proceeds from issuance of common stock	—	—	15,812	6,599
Proceeds from exercise of stock options	—	—	192	—
Bank overdraft repaid (drawn down)	—	—	(1,290)	1,290
Net cash provided by financing activities	—	274,861	14,714	7,889

Effect of currency exchange rate changes on cash and cash equivalents	(2,217)	(8,491)	996	(161)
Net (decrease) increase in cash and cash equivalents	(34,783)	177,867	51,179	(3,113)
Cash and cash equivalents at start of period	229,046	51,179	—	3,113
Cash and cash equivalents at end of period	$194,263	$229,046	$51,179	$—

Supplemental cash flow information
Interest received	$326	$—	$—	$—
Income taxes paid	95	280	—	—
Deemed dividends	—	14,735	—	—

See accompanying notes to consolidated financial statements.

ADAPTIMMUNE THERAPEUTICS PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - General

Adaptimmune Therapeutics plc is registered in England and Wales. Its registered office is 101 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY U.K.  Adaptimmune Therapeutics Plc and its subsidiaries (collectively “Adaptimmune” or the “Company”) is a clinical-stage biopharmaceutical company focused on novel cancer immunotherapy products based on its proprietary SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform. It has developed a comprehensive proprietary platform that enables it to identify cancer targets, find and genetically engineer T-cell receptors (“TCRs”), and produce TCR therapeutic candidates for administration to patients. The Company engineers TCRs to increase their affinity to cancer specific peptides in order to destroy cancer cells in patients.

The Company is subject to a number of risks similar to other biopharmaceutical companies in the early stage including, but not limited to, the need to obtain adequate additional funding, possible failure of preclinical programs or clinical trials, the need to obtain marketing approval for its SPEAR T-cells, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of the Company’s SPEAR T-cells, and protection of proprietary technology. If the Company does not successfully commercialize any of its SPEAR T-cells, it will be unable to generate product revenue or achieve profitability.  The Company had an accumulated deficit of $89.9 million as of December 31, 2015.

Note 2 - Summary of Significant Accounting Policies

(a)                       Basis of presentation

The consolidated financial statements of Adaptimmune Therapeutics plc and its subsidiaries and other financial information included in this Current Report have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and are presented in U.S. dollars.  All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated on consolidation.

The Company undertook a reorganization that was completed in April 2015 and is fully described in Note 9.  As appropriate for a reorganization of entities under common control, the historical consolidated financial statements of Adaptimmune Limited and subsidiary prior to the reorganization became those of Adaptimmune Therapeutics plc.

On February 23, 2015 the Company undertook a one-for-100 share exchange. All share and per share information presented gives effect to the reorganization by dividing the loss for the period by the weighted average number of shares outstanding of Adaptimmune Therapeutics plc as if the one-for-100 share exchange had been in effect throughout the period.  The nominal value of the share capital has been increased to reflect the nominal share capital after the one-for-100 share exchange.

(b)                       Use of estimates in financial statements

The preparation of financial statements, in conformity with US GAAP and SEC regulations, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are primarily made in relation to the valuation of share options, valuation allowances relating to deferred tax assets, revenue recognition, estimating clinical trial expenses and estimating reimbursements from research and development tax credits. If actual results differ from the Company’s estimates, or to the extent these estimates are adjusted in future periods, the Company’s results of operations could either benefit from, or be adversely affected by, any such change in estimate.

(c)                        Going concern

Management considers that there are no conditions or events, in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern for a period of at least one year from the date the financial statements are issued. This evaluation is based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued, including:

a.         The Company’s current financial condition, including its liquidity sources

b.         The Company’s conditional and unconditional obligations due or anticipated within one year

c.          The funds necessary to maintain the Company’s operations considering its current financial condition, obligations, and other expected cash flows, and

d.         Other conditions and events, when considered in conjunction with the above that may adversely affect the Company’s ability to meet its obligations.

(d)                       Operating cycle

For the year ended June 30, 2014 the Company determined that it had a three year operating cycle (consistent with the terms of the collaboration and license agreement with GlaxoSmithKline, or GSK) and deferred revenue was therefore shown as a current liability at June 30, 2014. At June 30, 2014, $22,610,000 of our total deferred revenue shown within current liabilities was expected to be realized as revenue after 12 months.

Following the Company’s IPO in May 2015, the Company initiated several other research programs such that the collaboration and license agreement with GSK no longer comprised substantially all of the Company’s operations. As a result, the operating cycle of the Company became less clearly identifiable and at June 30, 2015 the Company determined that its operating cycle was 12 months in the absence of better information, and the amount of deferred revenue expected to be recognized as revenue after 12 months is shown as a non-current liability.

(e)                                  Foreign currency

The reporting currency of the Company is the U.S. dollar.  The Company has determined the functional currency of the ultimate parent company, Adaptimmune Therapeutics Plc, is U.S. dollars because it predominately raises finance and expends cash in U.S. dollars.  The functional currency of subsidiary operations is the applicable local currency.  Transactions in foreign currencies are translated into the functional currency of the subsidiary in which they occur at the foreign exchange rate in effect on at the date of the transaction.  Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into the functional currency of the relevant subsidiary at the foreign exchange rate in effect on the balance sheet date. Foreign exchange differences arising on translation are recognized with Other income (expense) in the Consolidated statement of operations.

The results of operations for subsidiaries, whose functional currency is not the U.S. dollar, are translated at an average rate for the period where this rate approximates to the foreign exchange rates ruling at the dates of the transactions and the balance sheet are translated at foreign exchange rates ruling at the balance sheet date. Exchange differences arising from this translation of foreign operations are reported as an item of Other comprehensive income (loss).

(e)                        Fair value measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The fair value hierarchy prioritizes valuation inputs based on the observable nature of those inputs. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1 — Quoted prices in active markets for identical assets or liabilities

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly

Level 3 — Unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability

The Company’s financial instruments consist primarily of cash and cash equivalents, short-term deposits, restricted cash, accounts receivable, accounts payable and accrued expenses. The carrying amounts of the Company’s financial instruments approximate fair value because of the short-term nature of these instruments.

(f)                         Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) consists of foreign currency translation adjustments. There were no reclassifications out of Other comprehensive income during the periods presented.

(g)                       Cash and cash equivalents

The Company considers all highly-liquid investments with a maturity at acquisition date of three months or less to be cash equivalents. Cash and cash equivalents comprise cash balances and deposits with maturities of three months or less.

(h)                       Restricted cash

The Company’s restricted cash consists of cash providing security for letters of credit in respect of lease agreements.

(i)                          Short-term deposits

Short-term deposits consist of bank deposits with a maturity at acquisition date of between three and twelve months.

(j)                          Clinical materials

Clinical materials for use in research and development with alternative future use are capitalized as either Other current assets or Other non-current assets, depending on the timing of their expected consumption.

(k)                       Property, plant and equipment

Property, plant and equipment is stated at cost, less any impairment losses, less accumulated depreciation.

Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The following table provides the range of estimated useful lives used for each asset type:

Computer equipment	3 years
Laboratory equipment	5 years
Office equipment	5 years
Leasehold improvements	the expected duration of the lease

Assets under construction are not depreciated until the asset is available and ready for its intended use.

The Company assesses property, plant and equipment for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

(l)                          Intangibles

Intangibles comprise acquired computer software licenses, which are recorded at cost and amortized over the estimated useful lives of the software.

Intangibles are assessed for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

(m)                   Segmental reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. After considering how the Company manages its business activities, the Company has concluded that it operates in one operating segment being the research and development of therapeutic products.

(n)                       Revenue

Revenue is recognized when earned and realized or realizable, which is generally when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectability is reasonably assured. Where applicable, all revenues are stated net of value added and similar taxes.

The Company’s revenue currently arises from a Collaboration and License Agreement with GSK entered into in June 2014 and amended in February 2016 (the “GSK Collaboration and License Agreement”), which requires the Company to provide multiple deliverables to the customer. The Company recognizes revenue for arrangements with multiple deliverables by identifying the separable deliverables within the arrangement, whereby a deliverable is considered separable if it has value to the customer on a standalone basis.  The noncontingent arrangement consideration is allocated between the separate deliverables using the relative selling price.  The relative selling price is determined using vendor-specific objective evidence (VSOE), if available, third party evidence if VSOE is not available, or a best estimate of the standalone selling price if neither VSOE nor third party evidence is available.  The best estimate of the selling price is estimated after considering all reasonably available information, including market data and conditions, entity-specific factors such as the cost structure of the deliverable, internal profit and pricing objectives and the stage of development, if appropriate.  Revenue allocated to each deliverable is recognized as that deliverable is delivered.

Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s consolidated balance sheet. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date (or within the operating cycle of three years at June 30, 2014) are classified as deferred revenue in current liabilities. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date (or within the operating cycle of three years at June 30, 2014) are classified as deferred revenue, less current portion.

Milestone payments which are non-refundable, non-creditable and contingent on achieving clinical milestones are recognized as revenues either on achievement of such milestones if the milestones are considered substantive or over the period the Company has continuing performance obligations, if the milestones are not considered substantive. When determining if a milestone is substantive, the Company considers the following factors:

•                      The degree of certainty in achieving the milestone

•                      The frequency of milestone payments

•                      The Company’s efforts, which result in achievement of the milestone

•                      The amount of the milestone payment relative to the other deliverables and payment terms, and

•                      Whether the milestone payment is related to future performance or deliverables.

(o)                       Research and development expenditure

Research and development expenditure is expensed as incurred.

Expenses related to clinical trials are recognized as services are received. Nonrefundable advance payments for services are deferred and recognized in the Consolidated statement of operations as the services are rendered.  This determination is based on an estimate of the services received and there may be instances when the payments to vendors exceed the level of services provided resulting in a prepayment of the clinical expense. If the actual timing of the performance of services varies from our estimate, the accrual or prepaid expense is adjusted accordingly.

Upfront and milestone payments to third parties for in-licensed products or technology which has not yet received regulatory approval and which does not have alternative future use in R&D projects or otherwise are expensed as incurred. In the six months ended December 31, 2015 the Company expensed acquired in-process R&D of $2.5 million.  No payments for in-process R&D were made in the years ended June 30, 2015, 2014 and 2013.

Milestone payments made to third parties either on or subsequent to regulatory approval are capitalized as an intangible asset and amortized over the remaining useful life of the product.

Research and development expenditure is presented net of reimbursements from grants and R&D expenditure credits and reimbursable tax credits from the UK government, which are recognized over the period necessary to match the reimbursement with the related costs when it is probable that the Company has complied with any conditions attached and will receive the reimbursement.

(p)                       Operating leases

Costs in respect of operating leases are charged to the Consolidated statement of operations on a straight line basis over the lease term.

(q)                       Share-based compensation

The Company awards certain employees and nonemployees options over the ordinary shares of the parent company.  The cost of share-based awards issued to employees are measured at the grant-date fair value of the award and recognized as an expense over the requisite service period.  The fair value of the options is determined using the Black-Scholes option-pricing model.  Share options with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.  Forfeitures of stock options are recognized as they occur.

The Company has awarded share options to nonemployees for consultancy services.  These share options are measured at the fair value of the goods/services received or the fair value of the equity instrument issued, whichever is more reliably measured, at the then-current fair values at each reporting date until the share options have vested and recognized as an expense over the requisite service period.

(r)                        Retirement benefits

The Company operates a defined contribution pension scheme for its directors and employees. The contributions to this scheme are expensed to the Consolidated statement of operations as they fall due.  The pension contributions for the six months ended December 31, 2015 and the years ended June 30, 2015, 2014 and 2013 were $122,000, $240,000, $139,000 and $86,000, respectively.

(s)                         Income taxes

Income taxes for the period comprise current and deferred tax.  Income tax is recognized in the Consolidated statement of operations except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable or receivable on the taxable income or loss for the period using tax rates enacted at the balance sheet date.

Deferred tax is accounted for using the asset and liability method that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities at the applicable tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income, reversing taxable temporary differences and available tax planning strategies that could be implemented to realize the deferred tax assets.

Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized.  We recognize potential accrued interest and penalties related to unrecognized tax benefits within the Consolidated statement of operations as income tax expense.

In interim periods, the income tax expense (benefit) related to income (loss) from continuing operations before income tax expense (benefit) excluding significant unusual or infrequent items is computed at an estimated annual effective tax rate and the tax expense (benefit) related to all other items is individually computed and recognized when the items occur.

(t)                          Preferred shares

In September 2014, Adaptimmune Limited issued 1,758,418 Series A Preferred Shares for net consideration of $98,872,000 after the deduction of fees of $4,949,000. On February 23, 2015 1,758,418 Series A Preferred Shares were exchanged for newly issued Series A Preferred Shares of Adaptimmune Therapeutics Limited on a one-for-100 basis. The Series A Preferred Shares were convertible into ordinary shares at the option of the holder at an initial rate of 1:1 reducing to 2:1 on the third anniversary of the issuance, or on the occurrence of an initial public offering at a rate of 1:1 reducing from 1:1 on the first anniversary of the issuance to 2:1 on the third anniversary of the issuance.

The Series A Preferred Shares contained a beneficial conversion feature, which is recognized within Additional paid in capital and accreted over the minimum period in which the investor can recognize that return.  The beneficial conversion feature was accreted through a deemed dividend of $14,735,000 in the year ended June 30, 2015.  The Series A Preferred Shares were converted into ordinary shares at a rate of 1:1 immediately prior to the Company’s initial public offering on NASDAQ in May 2015.  Upon conversion the Company reclassified the carrying amount of the Series A Preferred Shares to Common stock and Additional paid-in capital.

(u)                       Earnings (loss) per share

Basic earnings (loss) per share is determined by dividing net income or loss available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.  Diluted earnings (loss) per share is determined by dividing net income or loss applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period, adjusted for the dilutive effect of all potential ordinary shares that were outstanding during the period.  Potentially dilutive shares are excluded when the effect would be to increase diluted earnings per share or reduce diluted loss per share.

The following table reconciles the numerator and denominator in the basic and diluted earnings (loss) per share computation (in thousands):

	Six months ended December 31, 2015	Year ended June 30, 2015	Year ended June 30, 2014	Year ended June 30, 2013
Numerator for basic and diluted EPS
Net loss	$(23,000)	$(22,058)	$(11,601)	$(8,740)
Deemed dividend on convertible preferred shares	—	(14,735)	—	—
Net loss available to ordinary shareholders	$(23,000)	$(36,793)	$(11,601)	$(8,740)

Denominator for basic and diluted EPS
Weighted average number of shares used to calculate basic and diluted loss per share	424,711,900	214,704,593	148,335,529	25,893,846

The effects of the following potentially dilutive equity instruments have been excluded from the diluted loss per share calculation because they would have an antidilutive effect on the loss per share for the period:

	Six months ended December 31, 2015	Year ended June 30, 2015	Year ended June 30, 2014	Year ended June 30, 2013

Share options(1)	31,203,477	31,473,477	10,057,700	6,233,000
Preferred shares(2)	—	175,841,800	—	—

(1)         The Company granted a total of 15,343,797 options from January through June 2016.

(2)         Adaptimmune Limited issued 1,758,418 Series A Preferred Shares in September 2014.  In April 2015, as part of the Company reorganization, the Series A Preferred Shares of Adaptimmune Limited were exchanged for Series A Preferred Shares of Adaptimmune Therapeutics Limited on a one-for-100 basis. The Series A Preferred Shares were converted into ordinary shares at a rate of 1:1 immediately prior to the Company’s initial public offering on NASDAQ in May 2015.

(u)                       Related parties

Adaptimmune and Immunocore Limited (“Immunocore”) have a shared history, some overlap in our board membership and substantial overlap in our shareholder base. The Company has entered into several agreements with Immunocore regarding the shared use of certain services including licensing and research collaboration. Since inception, we have maintained separate financial statements and we believe our agreements are on an arm’s length basis.

During the periods presented, Immunocore and the Company have invoiced each other in respect of: a transitional services agreement (under which we supply certain staff resources and other administration services to each other for a transitional period);  a target collaboration agreement and a facilities agreement (which was replaced by the transitional services agreement effective from January 28, 2015). Immunocore has also invoiced the Company in respect of property rent and joint patent costs.

(v)                       New accounting pronouncements

Adopted in the period

Financial reporting for development stage enterprises

The Company has adopted Accounting Standard Update (“ASU”) 2014-10 - Development Stage Entities: Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation issued by the Financial Accounting Standards Board (FASB) in 2014. The guidance eliminates certain financial reporting requirements for development stage entities, including the presentation of inception-to-date information about income statement line items, cash flows, and equity transactions, and also eliminates an exception provided to development stage entities for determining whether an entity is a variable interest entity on the basis of the amount of equity that is at risk. The adoption of this guidance did not have any impact on the consolidated financial position, results of operations or cash flows.

Disclosure of uncertainties about an entity’s ability to continue as a going concern

The Company has adopted ASU 2014-15 - Presentation of Financial Statements - Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern issued by the FASB in August 2014 which defines management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures.  The adoption of this guidance did not have any impact on the consolidated financial position, results of operations or cash flows.

Classification of deferred taxes

The Company has adopted ASU 2015-17 - Income Taxes: Balance Sheet Classification of Deferred Taxes issued by the FASB in November 2015 which eliminates the requirement to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, all deferred tax assets and liabilities will be classified as non-current.  The guidance has been applied retrospectively to all periods presented.  The reason for this change in accounting principal is to allow the Company to benefit from the simplified presentation of deferred income taxes and to conform to the FASB’s initiative to improve generally accepted accounting principles for which costs and complexity can be reduced. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Improvements to employee share-based payment accounting

The Company has adopted ASU 2016-09 - Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting issued by the FASB in April 2016 which provides improvements to several aspects of employee share-based payment accounting.  The guidance permits entities to make an accounting policy election to either continue to recognize forfeitures based on existing guidance, which requires entities to estimate the number of awards expected to vest, or recognize forfeitures as they occur. The Company has elected to recognize forfeitures as they occur.  This change in accounting policy has been applied on a modified retrospective basis as of July 1, 2012.  There was no impact on the accumulated deficit as of July 1, 2012 because the cumulative-effect adjustment of adopting this guidance was minimal.

This guidance also requires that difference between the income tax deduction upon settlement of a share-based payment award and the share-based compensation expenses recognized should be recognized as income tax expense (benefit) in the income statement.  Previously, income tax benefits at settlement of an award were recognized as an increase (or decrease) to additional paid-in capital to the extent that those benefits were greater than (or less than) the income tax benefits reported in the income statement during the award’s vesting period. This guidance has been applied on a prospective basis to settlements occurring on or after July 1, 2012.  The adoption of this guidance did not have any material impact on the financial position, results of operations or cash flows.

This guidance also requires that entities should recognize an excess of the income tax deduction upon settlement of a share-based payment award regardless of whether the benefit reduces taxes.  Previously, this excess was not recognized until the deduction reduces taxes payable.  This change in accounting policy has been applied on a modified retrospective basis as of July 1, 2012.  There was no impact on the accumulated deficit as of July 1, 2012 because the cumulative-effect adjustment of adopting this guidance was minimal.

The adoption of the remaining provisions within this guidance did not have any impact on the consolidated financial position, results of operations or cash flows.

To be adopted in future periods

Accounting for leases

In February 2016, the FASB issued ASU 2016-02 — Leases.  The guidance requires that lessees recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term at the commencement date.  The guidance also makes targeted improvements to align lessor accounting with the lessee accounting model and guidance on revenue from contracts with customers.  The guidance is effective for the fiscal year beginning January 1, 2019, including interim periods within that fiscal year. Early application is permitted.  The guidance must be adopted on a modified retrospective transition approach for leases existing, or entered into after, the beginning of the earliest comparative period presented in the financial statements.  The Company is currently evaluating the impact of the guidance on the consolidated financial statements.

Recognition and measurement of financial assets and financial liabilities

In January 2016, the FASB issued ASU 2016-01 - Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which amended the guidance on the recognition and measurement of financial assets and financial liabilities.  The new guidance requires that equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) are measured at fair value with changes in fair value recognized in net income.  The guidance also requires the use of an exit price when measuring the fair value of financial instruments for disclosure purposes, eliminates the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost and requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset.  The guidance is effective for the fiscal year beginning January 1, 2018, including interim periods within that fiscal year.  The Company does not believe the adoption of the guidance will have a material impact on the consolidated financial statements.

Revenue from contracts with customers

In May 2014, the FASB issued ASU 2014-09 - Revenue from Contracts with Customers which requires a new approach to revenue recognition.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, the FASB deferred the effective date of the guidance by one year resulting in the guidance being effective for the fiscal year beginning January 1, 2018, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.  The guidance can be adopted retrospectively to each prior reporting period presented, subject to certain practical expedients, or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application. The Company is currently assessing the impact of adopting the guidance.

In March 2016, the FASB issued ASU 2016-08 - Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which provided further clarification on the principal versus agent considerations included within the new revenue recognition guidance.  This guidance will be effective upon the adoption of the new revenue recognition guidance. The Company is currently assessing the impact of adopting the guidance.

In April 2016, the FASB issued ASU 2016-10 - Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, which provided further clarification on identifying performance obligations in a contract with a customer and provided implementation guidance on whether licenses are satisfied at a point in time or over time. This guidance will be effective upon the adoption of the new revenue recognition guidance. The Company is currently assessing the impact of adopting the guidance.

In May 2016, the FASB issued ASU 2016-12 - Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, which provided further clarification on the new revenue recognition guidance.  This clarification did not change the core principles but provided narrow-scope improvements to the guidance and certain practical expedients available upon transitioning to the guidance. The Company is currently assessing the impact of adopting the guidance.

Customer’s accounting for fees paid in a cloud computing arrangement

In April 2015, the FASB issued ASU 2015-05 — Intangibles - Goodwill and Other - Internal-Use Software: Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which clarifies a customer’s accounting for fees paid in a cloud computing arrangement.  The guidance provides a customer with guidance on whether a cloud computing arrangement includes a software license and clarifies that the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses.  If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract.  The guidance is effective prospectively to all arrangements entered into or materially modified after January 1, 2016.  The Company does not believe the adoption of the guidance will have a material impact on the consolidated financial statements.

Note 3 — Revenue

GSK Collaboration and Licensing Agreement

Revenue represents recognized income from the GSK Collaboration and License agreement, whereby GSK funds the development of, and has an option to obtain an exclusive license to, the Company’s NY-ESO SPEAR T-cells. In addition, GSK has the right to nominate four additional target peptides, excluding those where the Company has already initiated development of a SPEAR T-cell candidate. The Company received an upfront payment of $42.1 million (£25 million) in June 2014 and has achieved various development milestones resulting in milestone payments being received of $10.8 million and $7.2 million in the six months ended December 31, 2015 and the year ended June 30, 2015, respectively. The Company is entitled to further milestone payments based on the achievement of specified development and commercialization milestones by either the Company or GSK.

In addition to the development milestones, the Company is entitled to royalties from GSK on all GSK sales of TCR therapeutic products licensed under the agreement, varying between a mid-single-digit percentage and a low-double-digit percentage of net sales. No royalties have been received as at December 31, 2015. Sales milestones also apply once any TCR therapeutic covered by the GSK Collaboration and License Agreement is on the market.

The GSK Collaboration and License Agreement is effective until all payment obligations expire. The agreement can also be terminated on a collaboration program-by-collaboration program basis by GSK for lack of feasibility or inability to meet certain agreed requirements. Both parties have rights to terminate the agreement for material breach upon 60 days’ written notice or immediately upon insolvency of the other party. GSK has additional rights to terminate either the agreement or any specific license or collaboration program on provision of 60 days’ notice to us. The Company also has rights to terminate any license where GSK ceases development or withdraws any licensed TCR therapeutic in specified circumstances.

In February 2016, the terms of the GSK Collaboration and License Agreement were expanded to accelerate the development of the Company’s NY-ESO SPEAR T-cells towards pivotal trials in synovial sarcoma, as well as the exploration of development of NY-ESO SPEAR T-cells in myxoid round-cell liposarcoma. The amendment also provides the opportunity for up to eight combination studies using NY-ESO SPEAR T-cells and increases the potential development milestones that the Company is eligible to receive.  These development milestones will be allocated to the separate standalone deliverables within the arrangement once the milestone is achieved.

The revenue recognized to date relates to the upfront fee and development milestones payments received, which are being recognized in revenue over the period in which the Company is delivering services under the GSK Collaboration and License Agreement.  The Company recognized revenue of $8,979,000, $9,871,000, $825,000 and $nil in the six months ended December 31, 2015 and years ended June 30, 2015, 2014 and 2013, respectively.

Note 4 — Financial instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, short-term deposits, restricted cash, accounts receivable, accounts payable and accrued expenses.  The carrying amounts of the Company’s financial instruments approximate to the fair value because of the short-term nature of these instruments.

Significant concentration of credit risk

The Company held cash and cash equivalents of $194,263,000 and short-term deposits of $54,620,000 at December 31, 2015.  The cash and cash equivalents and short-term deposits are held with multiple banks and the Company monitors the credit rating of those banks.

The Company has one customer as a result of the Collaboration and License Agreement with GSK. The Company has been transacting with GSK since June 2014, during which time no impairment losses have been recognized. There are no amounts which are past due at December 31, 2015.

Foreign exchange risk

We are exposed to foreign exchange rate risk because we currently operate in the U.K. and the U.S.  Our revenue from the GSK Collaboration and License Agreement is denominated in pounds sterling and is generated by our U.K-based subsidiary, which has a pounds sterling functional currency. As a result, these sales are subject to translation into U.S. Dollars when we consolidate our financial statements. Our expenses are generally denominated in the currency in which our operations are located, which are the U.K. and the U.S. However our U.K.-based subsidiary incurs significant research and development costs in U.S. dollars and, to a lesser extent, Euros.

The results of operations and cash flows will be subject to fluctuations due to changes in foreign currency exchange rates, which could harm our business in the future. The exchange rate as at December 31, 2015, the last business day of the reporting period, was £1.00 to $1.4825.  The exchange rate as at June 30, 2016 was £1.00 to $1.3368. We seek to minimize this exposure by maintaining currency cash balances at levels appropriate to meet foreseeable expenses in U.S. dollars and pounds sterling. To date, we have not used forward exchange contracts or other currency hedging products to manage our exchange rate exposure, although we may do so in the future.

Note 5 - Property, plant and equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31, 2015	June 30, 2015	June 30, 2014

Computer equipment	$1,182	$649	$88
Laboratory equipment	11,016	3,547	1,601
Office equipment	258	192	48
Leasehold improvements	1,631	1,926	—
Assets under construction	1,147	—	—
	15,234	6,314	1,737
Less accumulated depreciation	(2,009)	(921)	(309)
	$13,225	$5,393	$1,428

Depreciation expense was $1,176,000, $705,000, $240,000 and $47,000 for the six months ended December 31, 2015 and the years ended June 30, 2015, 2014 and 2013, respectively.

Note 6 — Intangible assets, net

Intangible assets, net consisted of the following (in thousands):

	December 31, 2015	June 30, 2015	June 30, 2014

Acquired software licenses	$399	$208	$—
Less accumulated amortization	(94)	(30)	—
	$305	$178	$—

Amortization expense was $69,000, $30,000, $nil and $nil for the six months ended December 31, 2015 and the years ended June 30, 2015, 2014 and 2013, respectively. The estimated aggregate amortization expense in respect of these assets for each of the five years ended 2020 is $159,000, $98,000,$49,000, $nil and $nil, respectively.

Note 7 — Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31, 2015	June 30, 2015	June 30, 2014

Accrued purchases and expenditure	$6,406	$3,589	$1,497
Accrued employee compensation and benefits payable	368	248	110
U.K. Value Added Tax	—	—	8,295
Other current liabilities	744	40	76
	$7,518	$3,877	$9,978

U.K. Value Added Tax at June 30, 2014 relates to U.K. Value Added arising on the $42 million payment from GSK.  This amount was collected from GSK in June 2014 and paid over to Her Majesty’s Revenue and Customs in July 2014.

Note 8 — Contingencies and commitments

Leases

Future minimum lease payments under operating leases at December 31, 2015 are presented below (in thousands):

December 31, 2015
2016	$1,596
2017	2,652
2018	3,218
2019	4,211
2020	3,937
2021	3,412
Thereafter	19,551
$38,577

The Company leases property under operating leases expiring through 2027. Lease expenses amounted to $841,000, $610,000, $287,000 and $353,000 for the six months ended December 31, 2015 and years ended June 30, 2015, 2014 and 2013, respectively, which is included within Research and development and General and administrative expenses in the Company’s Consolidated statement of operations.

Capital commitments

At December 31, 2015 the Company had commitments for capital expenditure totaling $20,651,000, of which the Company expects to pay approximately $15,336,000 in 2016 and $5,315,000 in 2017.

Clinical trials and contract manufacturing commitments

At December 31, 2015 the Company had commitments to pay vendors for executing and administering clinical trials of $15,802,000 and for contract manufacturing of $9,058,000, of which the Company expects to pay approximately $21,074,000 within one year, $2,115,000 in one to three years and $1,671,000 in three to five years.  Our subcontracted costs for clinical trials and contract manufacturing for the six months ended December 31, 2015 and the years ended June 30, 2015, 2014 were $8,585,000, $8,118,000, $5,886,000 and $4,549,000, respectively.

Universal Cells Research, Collaboration and License Agreement

On November 25, 2015, the Company entered into a Research, Collaboration and License Agreement relating to gene editing and HLA-engineering technology with Universal Cells, Inc. (“Universal Cells”). The Company paid an upfront license and start-up fee of $2.5 million to Universal Cells in November 2015.  A milestone payment of $3.0 million was made in February 2016 and further milestone payments of up to $44 million are payable if certain development and product milestones are achieved. Universal Cells would also receive a profit-share payment for the first product, and royalties on sales of other products utilizing its technology.  The upfront and start-up fee has been expensed to research and development when incurred.

ThermoFisher License Agreement

In 2012 we entered into a series of license and sub-license agreements with Life Technologies Corporation, part of ThermoFisher Scientific, Inc. (ThermoFisher Scientific) that provide the Company with a field-based exclusive license under certain intellectual property rights owned or controlled by ThermoFisher Scientific.  The Company paid upfront license fees of $1.0 million relating to the license and sublicense agreements and has an obligation to pay minimum annual royalties (in the tens of thousands of U.S. dollars prior to licensed product approval and thereafter at a level of 50% of running royalties in the previous year), milestone payments and a low single-digit running royalty payable on the net selling price of each licensed product. The upfront payment made in 2012 was expensed to research and development when incurred. Subsequent milestone payments will be recognized as an intangible asset due to the technology now having alternative future use in research and development projects.  The minimum annual royalties have been expensed as incurred.

On June 16, 2016 we entered into a supply agreement with ThermoFisher Scientific for the supply of the Dynabeads® CD3/CD28 technology. The Dynabeads CD3/CD28 technology is designed to isolate, activate and expand human T-cells, and is being used in the manufacturing of the Company’s affinity enhanced T-cell therapies.  The supply agreement runs until December 31 2025. Under the supply agreement the Company is required to exclusively purchase our requirements for CD3/CD28 magnetic bead product from ThermoFisher Scientific for a period of 5 years and minimum purchasing obligations apply. ThermoFisher Scientific has the right to terminate the supply agreement for material breach or insolvency.

Note 9 — Stockholders’ equity

Ordinary shares

Each holder of ordinary shares is entitled to one vote, on a show of hands and one vote per share on a poll, at general meetings of the Company. On the winding up of the Company, the assets of the Company available for distribution to holders remaining after payment of all other debts and liabilities of the Company shall be paid to the shareholders in proportion to the number of shares held by each of them.

The Directors have the authority to allot new shares or to grant rights to subscribe for or to convert any security into shares in the Company up to a maximum aggregate nominal amount of £150,000. This authority will expire on December 17, 2020.

Initial public offering

On May 11, 2015, the Company closed its IPO on NASDAQ, issuing 11,250,000 American Depositary Shares representing 67,500,000 ordinary shares with nominal value of $104,000 (£67,500) for proceeds of $175,989,000, net of issuance costs of $13,387,000.

Corporate reorganization

On April 1, 2015, the Company completed a corporate reorganization. Pursuant to the first stage of this reorganization, on February 23, 2015, all shareholders of Adaptimmune Limited exchanged each of the Series A Preferred Shares and ordinary shares held by them for newly issued Series A Preferred Shares and ordinary shares of Adaptimmune Therapeutics Limited on a one-for-100 basis, resulting in Adaptimmune Limited becoming a wholly-owned subsidiary of Adaptimmune Therapeutics Limited. On April 1, 2015, pursuant to the final step in the corporate reorganization, Adaptimmune Therapeutics Limited re-registered as a public limited company with the name Adaptimmune Therapeutics plc.

On March 20, 2015 Adaptimmune Limited share options over ordinary shares granted to directors and employees under share option plans that were in existence immediately prior to the reorganization were exchanged for share options over ordinary shares of Adaptimmune Therapeutics plc on a one-for-100 basis with no change in any of the terms or conditions.

Adaptimmune Therapeutics plc’s Board, management and corporate governance arrangements, and consolidated assets and liabilities immediately following the reorganization were the same as Adaptimmune Limited immediately before the reorganization.

Convertible preferred shares

In September 2014, Adaptimmune Limited issued 1,758,418 Series A Preferred Shares for net consideration of $98,872,000 after the deduction of fees of $4,949,000. In February 2015, the Series A Preferred Shares were exchanged for Series A Preferred Shares of Adaptimmune Therapeutics Limited on a one-for-100 basis. The Series A Preferred Shares were convertible into ordinary shares at the option of the holder at an initial rate of 1:1 reducing to 2:1 on the third anniversary of the issuance, or on the occurrence of an initial public offering at a rate of 1:1 reducing from 1:1 on the first anniversary of the issuance to 2:1 on the third anniversary of the issuance.

The Series A Preferred Shares were converted into ordinary shares at a rate of 1:1 immediately prior to the Company’s initial public offering on NASDAQ in May 2015.

Note 10 — Share based compensation

On March 16, 2015, the Company adopted two option plans which provide for the grant of options over ordinary shares in Adaptimmune Therapeutics plc: (i) the Adaptimmune Therapeutics plc 2015 Share Option Scheme and (ii) the Adaptimmune Therapeutics plc Company Share Option Plan.

The Adaptimmune Therapeutics plc Company Share Option Plan is a tax efficient option scheme intended to comply with the requirements of Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom, which provides for the grant of company share option plan (“CSOP”) options. Grants may not exceed the maximum value of £30,000 per participant for the shares under the option, which is a CSOP compliance requirement.

Generally, the vesting dates for the options granted under these option plans in March 2015 and on May 11, 2015 are 25% on the first anniversary of the grant date and 75% in monthly installments over the following three years. However, options granted to non-executive directors on May 11, 2015 vested and became exercisable immediately. At December 31, 2015 none of these options have been exercised.  Options granted under these plans are not subject to performance conditions. The contractual term of options granted under these plans is ten years.

The maximum aggregate number of options which may be granted under these plans and any incentive plans adopted by the Company cannot exceed a scheme limit that equates to 8% of the initial fully diluted share capital of the Company immediately following our IPO plus an automatic annual increase of an amount equivalent to 4% of the issued share capital on each 30 June (or such lower number as the Board, or an appropriate committee of the Board, may determine). The automatic increase is effective from July 1, 2016.

Prior to December 31, 2014, the Company granted options to purchase ordinary shares in Adaptimmune Limited under three option schemes:

(i) The Adaptimmune Limited Share Option Scheme was adopted on May 30, 2008.  Under this scheme Enterprise Management Incentive (“EMI”) options (which are potentially tax-advantaged in the United Kingdom) have been granted (subject to the relevant conditions being met) to our employees who are eligible to receive EMI options under applicable UK tax law and unapproved options (which do not attract tax advantages) have been granted to our employees who are not eligible to receive EMI options, and to our directors and consultants. In May 2014, the Company no longer qualified for EMI status and since that date, no further EMI options were granted under this scheme; however, unapproved options have been under granted under this scheme since that date.

(ii) The Adaptimmune Limited 2014 Share Option Scheme was adopted on April 11, 2014. EMI options were granted (subject to the relevant conditions being met) under this scheme to our employees who are eligible to receive EMI options under applicable UK tax law. Unapproved options were granted to our employees who are not eligible to receive EMI options and to directors.  In May 2014, the Company no longer qualified for EMI status and since that date, no further EMI options were granted under this scheme; however, unapproved options have been under granted under this scheme since that date..

(iii) The Adaptimmune Limited Company Share Option Plan was adopted on December 16, 2014. This scheme allowed the grant of options to our eligible employees prior to the Company’s corporate reorganization. This scheme is a tax efficient option scheme and options were granted on December 19, 2014 and on December 31, 2014 to our part-time and full-time employees.

As part of the corporate reorganization in connection with our IPO, the holders of options granted under these schemes over ordinary shares of Adaptimmune Limited were granted equivalent options on substantially the same terms over ordinary shares of Adaptimmune Therapeutics plc (“Replacement Options”) in exchange for the release of these options. The Company does not intend to grant any further options under these schemes.

Generally, the vesting dates for the Replacement Options under the Adaptimmune Limited schemes are:

Options granted in 2009:	100% on the third anniversary of the grant date
Options granted in 2011, 2012, 2013 and April 2014:	25% on the first anniversary of the grant date and 75% in annual installments over the following three years
Options granted in December 2014:	25% on the first anniversary of the grant date and 75% in monthly installments over the following three years

The contractual life of options granted under these schemes is ten years.

The following table shows the total share-based compensation expense included in the Consolidated statement of operations (thousands):

	Six months ended December 31, 2015	Year ended June 30, 2015	Year ended June 30, 2014	Year ended June 30, 2013

Research and development	$1,587	$5,426	$121	$101
General and administrative	1,981	1,652	211	77
	$3,568	$7,078	$332	$178

At December 31, 2015, June 30, 2015 and June 30, 2014, there were 2,774,600, 2,774,600 and 2,474,600 share options granted to nonemployees outstanding, respectively.  These share options are measured at the current fair values at each reporting date until the share options have vested and recognized in the Consolidated statement of operations over the requisite service period.  The total share based payment expense included in the Consolidated statement of operations includes a benefit of $33,000 in the six months ended December 31, 2015 and a charge of $2,001,000, $44,000 and $24,000 in the years ended 2015, 2014 and 2013, respectively relating to share options granted to nonemployees.

At December 31, 2015, there was $7,671,000 of total unrecognized compensation cost related to stock options granted but not vested under the plans. That cost will be recognized over an expected remaining weighted-average period of 1.0 years.

There were 21,779,577, 5,627,700 and 4,037,500 options granted in the years ended June 30, 2015, 2014 and 2013, respectively. No share options were granted in the six months ended December 31, 2015. The weighted average fair value of stock options granted was $0.64, $0.13, $0.12 in the years ended June 30, 2015, 2014 and 2013, respectively.

The following table summarizes all stock option activity for the year ended June 30, 2015 and six months ended December 31, 2015:

	Options	Weighted Average Exercise Price Per Option	Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (thousands)

Outstanding at July 1, 2015	31,473,477	$0.63
Changes during the period:
Forfeited	(270,000)	$0.59
Outstanding at December 31, 2015	31,203,477	$0.63	8.8	$44,010
Exercisable at December 31, 2015	7,785,415	$0.60	8.0	$11,293

	Options	Weighted Average Exercise Price Per Option	Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (thousands)

Outstanding at July 1, 2014	10,057,700	$0.19
Changes during the period:
Granted	21,779,577	$0.84
Forfeited	(363,800)	$0.53
Outstanding at June 30, 2015	31,473,477	$0.63	9.1	$75,801
Exercisable at June 30, 2015	5,199,615	$0.62	8.1	$12,636

In the year ended June 30, 2014 the total intrinsic value of stock options exercised was $130,000 and the cash received from exercise of stock options was $192,000.  The Company recognizes tax benefits arising on the exercise of stock options regardless of whether the benefit reduces taxes.  The tax benefit arising on the exercise of stock options was nil for all periods presented. There were no share options exercised in the six months ended December 31, 2015 and years ended June 30, 2015 and 2013.  The Company satisfies the exercise of stock options through newly issued shares.

The fair value of the stock options granted during the period was calculated using the Black-Scholes option-pricing model using the following assumptions:

	Year ended June 30, 2015	Year ended June 30, 2014	Year ended June 30, 2013

Expected term (years)	5 years	5 years	5 years
Expected volatility	60%	60%	60%
Risk free rate	1.04-1.54%	1.73%	0.89%
Expected dividend yield	0%	0%	0%

The expected term of the option is based on management judgment.

Forfeitures are recognized when they occur. To date, our forfeitures have been minimal.

Due to the Company’s lack of sufficient history as a publicly traded company, management’s estimate of expected volatility is based on the average volatilities of seven public companies with similar attributes to the Company.

The risk free rate is based on the Bank of England’s estimates of gilt yield curve as of the respective grant dates.

Note 11 — Income taxes

Loss before income taxes is as follows (in thousands):

	Six months ended December 31, 2015	Year ended June 30, 2015	Year ended June 30, 2014	Year ended June 30, 2013

U.S.	$(1,771)	$(1,108)	$1,941	$(1,019)
UK	(21,284)	(20,706)	(13,467)	(7,721)
Loss before income taxes	$(23,055)	$(21,814)	$(11,526)	$(8,740)

The components of income tax expense (benefit) is as follows (in thousands):

	Six months ended December 31, 2015	Year ended June 30, 2015	Year ended June 30, 2014	Year ended June 30, 2013

United States:
Federal	$33	$121	$75	$—
State and local	(88)	123	—	—
UK	—	—	—	—
Total current tax expense (benefit)	$(55)	$244	$75	$—

United States:
Federal	—	—	—	—
State and local	—	—	—	—
UK	—	—	—	—
Change in tax rates	—	—	—	—
Total deferred tax expense (benefit)	—	—	—	—
Total income tax expense (benefit)	$(55)	$244	$75	$—

At December 31, 2015, June 30, 2015 and June 30, 2014 the tax effects of temporary differences that give rise to deferred tax assets and liabilities were as follows (in thousands):

	December 31, 2015	June 30, 2015	June 30, 2014

Property, plant and equipment:	$(2,080)	$(888)	$(286)
Accruals	(8)	—	—
Deferred revenue	—	—	(46)
Deferred tax liabilities	(2,088)	(888)	(332)

Share-based compensation expense	2,721	1,557	68
Intangible assets	443	—	—
Deferred revenue	—	115	—
Other accruals	37	30	27
Net operating loss and expenditure credit carryforwards	8,318	7,508	4,548
Deferred tax assets	11,519	9,210	4,643
Valuation allowance	(9,431)	(8,322)	(4,311)
	2,088	888	332
Net deferred tax asset (liability)	$—	$—	$—

The valuation allowances related primarily to operating loss carry-forwards and temporary differences relating to share-based payment expense, which management considered are not more likely than not of being realized after weighing all available positive and negative evidence including cumulative losses in recent years and projections of future taxable losses, taxable temporary differences, and prudent and feasible tax-planning strategies.

The change in valuation allowances was $2,488,000, $4,497,000, $1,908,000 and $1,183,000 in the six months ended December 31, 2015 and the years ended June 30, 2015, 2014 and 2013 respectively. The remaining movement in the valuation allowances was due to foreign currency gains or losses arising upon translation of the valuation allowances into U.S. dollars.

Reconciliation of the U.K. statutory income tax rate to the Company’s effective tax rate is as follows (in percentages):

	Six months ended December 31, 2015	Year ended June 30, 2015	Year ended June 30, 2014	Year ended June 30, 2013

UK tax rate	20%	20.8%	22.5%	23.8%
Permanent differences relating to foreign exchange	(8.7)%	3.4%	—	—
Surrender of R&D expenditures for R&D tax credit refund	(4.5)%	(5.5)%	(12.1)%	(10.0)%
Change in valuation allowances	(10.8)%	(20.7)%	(16.2)%	(13.6)%
Other	4.2%	0.9%	5.0%	(0.2)%
Effective income tax rate	0.2%	(1.1)%	(0.8)%	—

The Company is headquartered in the United Kingdom and the effective UK corporate tax rate for the six months ended December 31, 2015 and years ended June 30, 2015, 2014 and 2013 was 20%, 20.75%, 22.5% and 23.75%, respectively. The U.S. federal corporate tax rate was 34% for the six months ended December 31, 2015 and years ended June 30, 2015, 2014 and 2013.

The United Kingdom’s Summer Finance Bill, which was enacted on November 18, 2015, contained reductions in corporation tax to 19% from April 1, 2017 and 18% from April 1, 2020.  The Company has adopted an 18% tax rate in respect of the measurement of deferred taxes, reflecting the anticipated timing of the unwinding of the deferred tax balances. The effect of changes in tax rates on the Consolidated statement of operations is $nil, after consideration of the change in valuation allowance.

At December 31, 2015, we do not have unremitted earnings in our U.S. subsidiary.

At December 31, 2015, we had U.K. net operating loss and expenditure credit carryforwards of approximately $46.2 million that can be carried forward indefinitely and we did not have any U.S. net operating loss carryforwards.

Our tax returns are under routine examination in the UK and U.S. tax jurisdictions. The scope of these examinations includes, but is not limited to, the review of our taxable presence in a jurisdiction, our deduction of certain items, our claims for research and development credits, our compliance with transfer pricing rules and regulations and the inclusion or exclusion of amounts from our tax returns as filed.  The Company is no longer subject to examinations by tax authorities for the tax years 2011 and prior in the U.K. amd for tax years 2010 and prior in the U.S. However, net operating losses from the tax years 2011 and prior would be subject to examination if and when used in a future tax return to offset taxable income. Our U.S. federal income tax return for the year ended

June 30, 2014 has been audited by the IRS.  Our UK income tax returns have been accepted by Her Majesty’s Revenue and Customs through the year ended June 30, 2015. We are also subject to audits by U.S. state taxing authorities where we have operations.

Unrecognized tax benefits arise when the estimated benefit recorded in the financial statements differs from the amounts taken or expected to be taken in a tax return because of the uncertainties described above. At December 31, 2015, June 30, 2015 and June 30, 2014 the Company had no unrecognized tax benefits.

Note 12 — Geographic information

Operations by Geographic Area

Revenue represents recognized income from the GSK Collaboration and License agreement.  All revenue was derived in the UK.

Long-lived assets (excluding intangibles and financial instruments) were located as follows (in thousands):

	December 31, 2015	June 30, 2015	June 30, 2014

UK	$12,124	$4,898	$1,426
U.S.	5,838	494	2
Total long-lived assets	$17,962	$5,392	$1,428

Major Customers:

During the six months ended December 31, 2015 and the years ended June 30, 2015, 2014 revenues were generated from one customer, which was GSK. GSK accounted for 100% of revenue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADAPTIMMUNE THERAPEUTICS PLC

Date: July 8, 2016	By:	/s/ Margaret Henry
		Name:	Margaret Henry
		Title:	Corporate Secretary

Exhibit Index

Exhibit No.	Description of Exhibit

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.